                                                  Filed pursuant to Rule 424(a)
                                                  Registration No. 333-19367

                 SUBJECT TO COMPLETION, DATED JANUARY 7, 1997

                                      LOGO
                                3,000,000 SHARES

                                  COMMON STOCK

  Of the 3,000,000 shares of Common Stock offered hereby, 2,000,000 shares are being offered for sale by Cytyc Corporation ("Cytyc" or the "Company") and 1,000,000 shares are being offered for sale by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders." On January 6, 1997, the last reported sale price for the Common Stock, as reported on the Nasdaq National Market, was $25.75 per share. See "Price Range of Common Stock." The Common Stock is traded on the Nasdaq National Market under the symbol "CYTC."

                                  -----------

   THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                         FACTORS" BEGINNING ON PAGE 7.

                                  -----------

 THESE SECURITIES  HAVE NOT  BEEN  APPROVED OR  DISAPPROVED BY  THE SECURITIES
  AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS
   THE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  PASSED  UPON  THE
     ACCURACY OR ADEQUACY  OF THIS  PROSPECTUS. ANY  REPRESENTATION TO  THE
      CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       UNDERWRITING                PROCEEDS TO
                              PRICE TO DISCOUNTS AND PROCEEDS TO     SELLING
                               PUBLIC   COMMISSIONS  COMPANY(1)  STOCKHOLDERS(1)
--------------------------------------------------------------------------------
Per Share...................  $          $            $             $
--------------------------------------------------------------------------------
Total(2)....................  $          $            $             $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Before deducting expenses payable by the Company estimated at $500,000.

(2) The Company has granted the Underwriters a 30-day option to purchase up to an additional 450,000 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Company will be $      , $       and $      , respectively.

                                  -----------

  The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of Robertson, Stephens & Company LLC ("Robertson, Stephens
& Company"), San Francisco, California, on or about        , 1997.

ROBERTSON, STEPHENS & COMPANY

                    MONTGOMERY SECURITIES

                                    PIPER JAFFRAY INC.

                  The date of this Prospectus is       , 1997
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             [Inside Front Cover]

[Heading "ThinPrep (R) 2000 Sample Preparation System" above a box containing photographs of the ThinPrep 2000 Processor, a PreservCyt Solution vial and a diagram of the Company's patented filtration process. The box contains the following text:]

        The ThinPrep System has received premarket approval from the United States Food and Drug Administration for cervical cancer screening as a replacement for the conventional Pap smear method.

        The ThinPrep System employs a fluid-based collection method in which the patient's cervical sample is deposited into preservative solution by the health care provider. Once in the laboratory, the patient's sample is placed in the ThinPrep 2000 Processor, which gently agitates the solution to separate mucus, blood and debris from the cervical cells.

        The ThinPrep 2000 Processor utilizes a patented filtration process to produce a thin, uniform layer of cells that are deposited on a glass slide. The Company believes that the result is optimal cell preservation and preparation consistency.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS OR THEIR AFFILIATES MAY ENGAGE IN PASSIVE MARKET TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

                               [Inside Gatefold]

[Centered over the gatefold is the following text:
     "A medical professional examines cells on the microscope slide for precancerous signs, indicated by the presence of subtle changes in cell shape, size and structure"]

[Left side of gatefold includes photographs of the conventional Pap smear under magnification (400x) and in a tray of slides, along with the following text:

        Pap Smear Slide

        With the conventional Pap smear method, cells can be damaged by air drying or obscured by mucus, blood and nondiagnostic debris.

        A tray of conventional Pap smear slides ready for microscopic examination by a medical professional. The conventional Pap smear method results in significant variability from slide to slide.

[Right side of gatefold has the heading:
     "ThinPrep(R) Slide" and has photographs of a ThinPrep slide under magnification (400x) and a tray of ThinPrep slides, along with the following text:

ThinPrep(R) Slide

     The ThinPrep System preserves the cells and minimizes cell overlap, mucus, blood and nondiagnostic debris.

     A tray of ThinPrep prepared slides ready for microscopic examination by a medical professional. Automated control of the preparation process provides slide uniformity and standardization.

  NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
   Summary................................................................    4
   Risk Factors...........................................................    7
   Use of Proceeds........................................................   19
   Dividend Policy........................................................   19
   Price Range of Common Stock............................................   20
   Capitalization.........................................................   21
   Dilution...............................................................   22
   Selected Consolidated Financial Data...................................   23
   Management's Discussion and Analysis of Financial Condition and Results
    of Operations.........................................................   24
   Business...............................................................   28
   Management.............................................................   45
   Certain Transactions...................................................   52
   Principal and Selling Stockholders.....................................   54
   Description of Capital Stock...........................................   56
   Shares Eligible for Future Sale........................................   58
   Underwriting...........................................................   60
   Legal Matters..........................................................   61
   Experts................................................................   61
   Additional Information.................................................   61
   Index to Consolidated Financial Statements.............................  F-1

                               ----------------

  Cytyc(R), the Cytyc logo, ThinPrep(R), TransCyt(R), PreservCyt(R), EnhanCyt(R) and CytoLyt(R) are registered trademarks of the Company. All other trademarks and registered trademarks used in this Prospectus are the property of their respective owners.

                                    SUMMARY

  This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

  The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY

  Cytyc Corporation designs, develops, manufactures and markets a sample preparation system for medical diagnostic applications. The ThinPrep sample preparation system ("ThinPrep System") allows for the automated preparation of cervical cell specimens on microscope slides for use in cervical cancer screening ("ThinPrep Pap Test"), as well as for the automated preparation of other cell specimens on microscope slides for use in non-gynecological testing applications. On May 20, 1996, the Company received premarket approval ("PMA") from the United States Food and Drug Administration ("FDA") to market the ThinPrep System for cervical cancer screening as a replacement for the conventional Pap smear method. On November 6, 1996, the FDA cleared expanded product labeling for the ThinPrep System to include the claim that the ThinPrep System is significantly more effective in detecting Low Grade Squamous Intraepithelial Lesions ("LGSIL") and more severe lesions than the conventional Pap smear method in a variety of patient populations. The expanded labeling also indicates that the specimen quality using the ThinPrep System is significantly improved over that of the conventional Pap smear method. The Company believes that the ThinPrep System improves accuracy in the detection of cervical cancer and precancerous lesions by making the slide more representative of the patient's clinical condition, improving preservation of the sample, standardizing the presentation of cells on the slide, and reducing the presence of mucus, blood and other obscuring debris. The Company intends to commence the full-scale commercial launch of the ThinPrep System for cervical cancer screening in the first quarter of 1997.

  Cervical cancer is one of the most common cancers among women throughout the world, with approximately 440,000 new cases reported annually. The American Cancer Society estimates that approximately 15,800 new cases of invasive cervical cancer and 65,000 new cases of carcinoma in situ, a precancerous condition, were diagnosed in the United States in 1995. In the same year, an estimated 4,800 women died of cervical cancer in the United States. The Pap smear is currently the most widely-used test for the early detection of cancer in the United States. In the United States, widespread and regular use of the Pap smear as a screening test has contributed to a greater than 70% decrease in mortality from cervical cancer in the past 45 years. In 1994, clinical laboratories in hospitals, commercial laboratories and privately-owned reference laboratories in the United States processed over 50 million Pap smears. The Company believes that laboratories outside the United States processed at least 50 million additional Pap smears in 1994.

  In spite of the success of the conventional Pap smear method in reducing deaths due to cervical cancer, the test has significant limitations, including inadequacies in sample collection and slide preparation, slide interpretation errors and the inability to use the specimen for additional diagnostic tests. These limitations result in a substantial number of inaccurate test results, including false negative diagnoses (abnormal cells present in the patient that are missed by screening). These inaccurate test results may subject the patient to a more expensive and invasive course of treatment and to the inconvenience and anxiety of return office visits and repeat testing. The Company believes these inaccurate test results ultimately lead to significant unnecessary costs to the health care system.

  In October 1995, in support of its PMA application, the Company completed a clinical trial of 6,747 patients at six clinical sites in the United States, including three screening centers and three hospital sites. The clinical trial was designed to rigorously compare the effectiveness of the ThinPrep System to the conventional Pap smear method for the detection of cancerous and precancerous lesions of the cervix. Combining the results of all six clinical sites, the ThinPrep method demonstrated an 18% improvement in the detection of disease as compared to the conventional Pap smear. The results from the three screening centers indicated a 65% improvement in the detection of disease, while in the three hospital sites in which patients had historically exhibited high prevalence rates of cervical abnormalities, the ThinPrep method demonstrated a 6% improvement.

  The Company is currently focusing on activities related to the full-scale commercial launch of the ThinPrep System for cervical cancer screening in the United States. The Company's strategy is to achieve market acceptance of the ThinPrep System through the use of a direct marketing and sales organization. This organization will focus on health care providers, third-party payors and clinical laboratories to stimulate demand for the ThinPrep Pap Test, to facilitate reimbursement and to demonstrate the economic and clinical benefits of the ThinPrep System. On November 20, 1996, United HealthCare Corporation ("United HealthCare") announced that it will expand its health care coverage to include the ThinPrep Pap Test, however, the applicable rate of reimbursement has yet to be negotiated between United HealthCare or its various plans and the specific clinical laboratories servicing such plans. There can be no assurance that third-party payors will provide such coverage, that reimbursement levels will be adequate or that health care providers or clinical laboratories will use the ThinPrep System for cervical cancer screening in lieu of the conventional Pap smear method. The Company has marketed the ThinPrep System for use in non-gynecological testing applications since 1991.

  The ThinPrep System, consisting of the ThinPrep 2000 Processor and related disposable reagents, filters and other supplies, is also designed to allow for additional diagnostic testing from a single patient sample. The ability to perform multiple tests from a single sample would allow additional testing without the expense, inconvenience and anxiety associated with return office visits. For example, in collaboration with Digene Corporation ("Digene"), the Company completed a joint clinical trial in August 1996 designed to demonstrate that the Company's PreservCyt Solution is an effective transport medium for use in the testing of cervical cell specimens using Digene's Hybrid Capture human papillomavirus ("HPV") test. While the Company and Digene have submitted PMA supplements with respect to this use, the ThinPrep System has not been approved by the FDA for such use or any additional diagnostic testing procedures, and no assurance can be given that any such approvals could be obtained on a timely basis, if at all.

  Cytyc's objective is to establish the ThinPrep System as the standard of care for the collection, preservation and slide preparation of cervical cell specimens. The key elements of this strategy are to: (i) continue to promote the clinical and patient care benefits of the ThinPrep System; (ii) expand marketing and sales programs to health care providers, third-party payors and clinical laboratories; (iii) establish adequate levels of reimbursement by third-party payors; (iv) expand and leverage the Company's worldwide installed customer base of over 450 ThinPrep 2000 Processors and predecessor instruments; and (v) expand the applications of the ThinPrep technology for use in diagnostic testing.

  The Company was incorporated in Delaware in 1987. The Company's offices are located at 85 Swanson Road, Boxborough, MA 01719. The Company's telephone number is (508) 263-8000.

                                  RISK FACTORS

   In addition to the other information contained in this Prospectus, the discussion of risk factors on pages 7 to 17 of this Prospectus should be considered carefully in evaluating an investment in the Common Stock. The risks of investing in the Common Stock include the following factors: "Dependence on a Single Product," "Uncertainty of Market Acceptance and Additional Cost," "Limited Marketing and Sales Experience," "Dependence on Third-Party Reimbursement," "Limited Number of Customers and Lengthy Sales Process," "Limited Operating History; Uncertainty of Profitability," "Risks Associated With Commercialization," "Intense Competition," "Limited Manufacturing Experience and Capacity," "History of Losses," "Potential Fluctuations in Future Quarterly Results," "Rapid Technological Change," "Extensive Government Regulation," "Uncertainty of Additional Applications," "Dependence on Key Personnel," "Dependence on Patents, Copyrights, Licenses and Proprietary Rights; Risk of Third-Party Claims of Infringement," "International Sales and Operations Risks," "Dependence on Single Source Suppliers," "Future Capital Needs and Uncertainty of Availability of Additional Financing," "Uncertainty of Possible Negative Effects of Health Care Reform," "Potential Volatility of Stock Price," "Environmental Regulation," "Anti-Takeover Considerations," "Shares Eligible for Future Sale," "Immediate and Substantial Dilution," "Broad Management Discretion in Use of Proceeds" and "Lack of Dividends."

                                  THE OFFERING

Common Stock Offered by the Company......  2,000,000 shares
Common Stock Offered by the Selling
 Stockholders............................  1,000,000 shares
Common Stock Outstanding after the
 Offering................................ 16,013,002 shares (1)
Use of Proceeds.......................... To implement full-scale marketing and sales activities for the ThinPrep
                                          System for cervical cancer screening
                                          in the United States, to establish
                                          international marketing, sales and
                                          customer support capabilities, with
                                          the remainder to be used for working
                                          capital and other general corporate
                                          purposes. See "Use of Proceeds."
Nasdaq National Market Symbol............ CYTC

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

                                                                               NINE MONTHS
                                                                                  ENDED
                                       YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                               --------------------------------------------  ----------------
                                1991     1992      1993     1994     1995     1995     1996
                               -------  -------  --------  -------  -------  -------  -------
STATEMENT OF OPERATIONS DATA:
Net sales....................  $   628  $ 2,589  $  3,441  $ 2,920  $ 4,273  $ 2,751  $ 5,485
Gross profit.................     (187)     509    (1,647)     695    1,860    1,249    2,383
Income (loss) from
 operations..................   (4,588)  (5,355)  (10,379)  (4,154)  (6,162)  (4,321)  (9,569)
Net income (loss)............  $(4,338) $(5,135) $(10,271) $(4,266) $(5,915) $(4,206) $(8,060)
                               =======  =======  ========  =======  =======  =======  =======
Net income (loss) per
 share (2)...................  $ (0.62) $ (0.65) $  (1.22) $ (0.48) $ (0.54) $ (0.39) $ (0.63)
                               =======  =======  ========  =======  =======  =======  =======
Weighted average shares
 outstanding (2).............    7,038    7,849     8,409    8,954   10,868   10,868   12,737

                                                          SEPTEMBER 30, 1996
                                                        ------------------------
                                                         ACTUAL   AS ADJUSTED(3)
                                                        --------  --------------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...... $ 43,814     $ 92,034
Total assets...........................................   52,772      100,992
Accumulated deficit....................................  (43,248)     (43,248)
Total stockholders' equity.............................   50,191       98,411

--------
(1) Excludes 204,048 shares of Common Stock issued upon the exercise of stock options between October 1, 1996 and December 31, 1996, at a weighted-average exercise price of $1.30 per share; 1,710,526 shares of Common Stock issuable upon the exercise of stock options outstanding as of December 31, 1996 granted under the Company's Stock Option Plans, at a weighted-average exercise price of $7.95 per share; and 2,000 shares of Common Stock issuable upon the exercise of an outstanding warrant at an exercise price of $10.00 per share. See Note 10 of Notes to Consolidated Financial Statements.
(2) Computed on the basis described in Note 2 of Notes to Consolidated Financial Statements.
(3) Adjusted to reflect the sale of 2,000,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $25.75 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

  Except as otherwise indicated, the information contained in this Prospectus assumes no exercise of the Underwriters' over-allotment option.

                                 RISK FACTORS

   This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

   In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby.

DEPENDENCE ON SINGLE PRODUCT

  Substantially all of the Company's revenues to date have been derived from sales of its ThinPrep 2000 Processor and predecessor instruments, and related disposable reagents, filters and other supplies, for use in non-gynecological testing applications. The Company expects in the future to derive substantially all of its revenue from sales of its ThinPrep System for cervical cancer screening. Although the Company received clearance from the FDA to market its ThinPrep System for cervical cancer screening on May 20, 1996, to date the Company has not initiated full-scale marketing and sales efforts for the ThinPrep System for cervical cancer screening. In addition, the Company does not expect to establish full-scale commercial production capability of the ThinPrep System for cervical cancer screening before the second quarter of 1997. The Company has very limited experience in manufacturing, marketing and selling the ThinPrep System for cervical cancer screening. The Company's inability to successfully commercialize the ThinPrep System for cervical cancer screening or to obtain adequate third-party reimbursement coverage, among other factors, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- The ThinPrep System."

UNCERTAINTY OF MARKET ACCEPTANCE AND ADDITIONAL COST

  The Company's success and growth will depend on market acceptance of the ThinPrep System for cervical cancer screening by health care providers, third-party payors and clinical laboratories. Market acceptance will depend on the Company's ability to demonstrate to these parties that there are limitations in the conventional Pap smear method of sample collection and slide preparation, and that the Company's ThinPrep System can substantially mitigate these shortcomings without adversely affecting diagnostic accuracy. The laboratory cost of using the ThinPrep System for cervical cancer screening is higher than that of a conventional Pap smear. Due in part to increased competitive pressures in the health care industry to reduce costs, the Company's ability to gain market acceptance of the ThinPrep System for cervical cancer screening will depend on the Company's ability to demonstrate that the higher cost of using the ThinPrep System will be offset by a reduction in costs often associated with conventional Pap smears, including inaccurate diagnoses and the need for repeat Pap tests. There can be no assurance that the Company will be able to successfully demonstrate that use of the ThinPrep System for cervical cancer screening is cost competitive compared to the use of the conventional Pap smear method. In addition, the Company believes that many clinical laboratories offer Pap tests at lower gross margins than other tests in order to receive orders for other, higher margin, laboratory tests. As a result, clinical laboratories may be reluctant or unwilling to accept the additional costs related to installing and utilizing the higher-priced ThinPrep System. In addition, the Company's clinical trials were conducted using a "broom-like" sampling device, and the Company believes that only a small percentage of the market uses this type of a sampling device. There can be no assurance that the "broom-like" sampling device will be accepted by the market. Although the Company has filed a supplement to its PMA to expand its labeling claims to include the more commonly used endocervical brush sampling device, there can be no assurance that such supplement will be approved by the FDA. Recently, other companies have introduced systems for rescreening Pap smears that they claim will substantially improve the likelihood of an accurate diagnosis. The widespread adoption of such systems could impair the Company's ability to market the ThinPrep System and would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that health care providers, third-party payors or clinical laboratories will choose to accept the ThinPrep System as a replacement to current laboratory Pap smear collection and slide preparation practices. Even if the ThinPrep System were to gain market acceptance, sales of ThinPrep System products would depend to a large extent on the availability and level of reimbursement from third-party payors such as private insurance plans, managed care organizations, and Medicare and Medicaid. See "Business -- Marketing and Sales" and "-- Third-Party Reimbursement."

LIMITED MARKETING AND SALES EXPERIENCE

  Although the Company received clearance from the FDA to market its ThinPrep System for cervical cancer screening on May 20, 1996, to date the Company has not initiated full-scale marketing and sales efforts for the ThinPrep System. In order to effectively market the ThinPrep System for cervical cancer screening, the Company will need to substantially increase its marketing and sales capabilities. Although the Company has recently expanded its direct sales and field support organization in the United States and is evaluating other marketing and sales channels, both domestic and international, including contract sales organizations, distributors and marketing partners, no assurance can be given that the Company's direct sales force will succeed in promoting the ThinPrep System to health care providers, third-party payors or clinical laboratories, or that additional marketing and sales channels will be successfully established. In addition, due to limited market awareness of the ThinPrep System, the Company believes that the sales effort will be a lengthy process, requiring the Company to educate health care providers and third-party payors regarding the clinical benefits and cost-effectiveness of the ThinPrep System. There can be no assurance that the Company will be able to recruit and retain skilled marketing, sales, service or support personnel or foreign distributors, or that the Company's marketing and sales efforts will be successful. Failure to successfully expand its marketing and sales capabilities in the United States and establish its marketing and sales organization internationally would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's marketing success in the United States and abroad will depend on whether it can obtain required regulatory approvals, successfully demonstrate the cost-effectiveness of the ThinPrep System, further develop its direct sales capabilities and establish arrangements with contract sales organizations, distributors and marketing partners. Failure by the Company to successfully market its products would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Marketing and Sales."

DEPENDENCE ON THIRD-PARTY REIMBURSEMENT

  Successful sales of the ThinPrep System for cervical cancer screening in the United States and other countries will depend on the availability of adequate reimbursement from third-party payors such as private insurance plans, managed care organizations, and Medicare and Medicaid. There is significant uncertainty concerning third-party reimbursement for the use of any medical device incorporating new technology. Although United HealthCare has recently announced that it will expand its health care coverage to include the ThinPrep Pap Test, the applicable rate of reimbursement has yet to be negotiated between United HealthCare or its various plans and the specific clinical laboratories servicing such plans. There can be no assurance that additional third-party payors will provide such coverage, that reimbursement levels will be adequate, or that health care providers or clinical laboratories will use the ThinPrep System for cervical cancer screening in lieu of the conventional Pap smear method. The Company believes that laboratories using the ThinPrep System for cervical cancer screening will charge more to third-party payors than would be charged for using a conventional Pap test. There can be no assurance that the higher cost of using the ThinPrep System will be offset by a reduction in costs often associated with conventional Pap smears including inaccurate diagnoses and the need for repeat Pap tests. Reimbursement by a third-party payor depends on a number of factors, including the level of demand by physicians and the payor's determination that use of the ThinPrep System represents a clinical advance compared to current technology, is safe and effective, medically necessary, appropriate for the specific patient populations and cost-effective. Since reimbursement approval is required from each payor individually, seeking such approvals is a time-consuming and costly process which requires the Company to provide scientific and clinical data to support the use of the ThinPrep System to each payor separately. There can be no assurance that third-party reimbursement will be available for the

ThinPrep System or any other products that may be developed by the Company, or that such third-party reimbursement, if obtained, will be adequate. A key component in the reimbursement decision by most private insurers, state Medicaid agencies, and the United States Health Care Financing Administration, which administers Medicare, is the assignment of a Current Procedural Terminology ("CPT") code which is used in the submission of claims to insurers for reimbursement for medical services. CPT codes are assigned, maintained and revised by the CPT Editorial Board administered by the American Medical Association. Although the Company has commenced sales of the ThinPrep Pap Test, reimbursement has only been obtained through use of a non-specific CPT code. The Company has petitioned the CPT Editorial Board to modify an existing code or to establish a separate code for the ThinPrep System for cervical cancer screening. The Company believes that the CPT Editorial Board will render a decision on the Company's petition at its regularly scheduled meeting in the second quarter of 1997 and, if approved, such code will not be available for use prior to 1998. Failure to secure a modification to an existing code or secure the establishment of a separate code from the CPT Editorial Board could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has very limited experience in obtaining reimbursement for its products in the United States or other countries. In addition, third-party payors are routinely limiting reimbursement and coverage for medical devices and in many instances are exerting significant pressure on medical suppliers to lower their prices. Lack of or inadequate reimbursement by government and other third-party payors for the Company's products would have a material adverse effect on the Company's business, financial condition and results of operations. Further, outside the United States health care reimbursement systems vary from country to country, and there can be no assurance that third-party reimbursement will be made available at an adequate level, if at all for the ThinPrep Pap Test under any other reimbursement system. See "Business -- Third-Party Reimbursement."

LIMITED NUMBER OF CUSTOMERS AND LENGTHY SALES PROCESS

  Due in part to a recent trend toward consolidation of clinical laboratories, the Company expects that the number of potential domestic customers for its products will decrease. Due to the relative size of the largest United States laboratories, it is likely that a significant portion of ThinPrep System sales will be concentrated among a relatively small number of large clinical laboratories. The Company will need to foster an awareness of and acceptance by these potential customers of the ThinPrep System for cervical cancer screening and the benefits of this system over the conventional sample collection and slide preparation method. Further, in order to generate demand for the ThinPrep Pap Test among clinical laboratories, the Company will be required to educate physicians and health care providers regarding the clinical benefits and cost-effectiveness of the ThinPrep System as well as to demonstrate to such parties that adequate levels of reimbursement will be available for the ThinPrep Pap Test, a process which the Company believes will require a lengthy sales effort. The Company's dependence on sales to large laboratories may strengthen the purchasing leverage of these potential customers. There can be no assurance that the Company will be successful in selling the ThinPrep System to these large laboratories or that any such sales will result in sufficient revenue to allow the Company to become profitable. See "Business -- Marketing and Sales."

LIMITED OPERATING HISTORY; UNCERTAINTY OF PROFITABILITY

  The Company has a limited operating history and, to date, has focused on product development, clinical trials, obtaining regulatory approvals, the expansion of manufacturing facilities and the establishment of marketing and sales capabilities for its ThinPrep System for cervical cancer screening in the United States. Substantially all of the Company's revenues to date have been derived from sales of its ThinPrep 2000 Processor and predecessor instruments, and related disposable reagents, filters and other supplies for non-gynecological testing applications. Consequently, the Company has very limited experience in marketing and selling its products for cervical cancer screening. There can be no assurance that the Company will be able to effectively market and sell the ThinPrep System for cervical cancer screening. The Company's future revenues and profitability are critically dependent on the Company's ability to successfully market and sell the ThinPrep System for cervical cancer screening. In the past, the Company has offered discounts to stimulate demand for the ThinPrep System and may elect to do so in the future, which discounts could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that profitability will ever be achieved. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Marketing and Sales."

RISKS ASSOCIATED WITH COMMERCIALIZATION

  In connection with the full-scale commercialization of the ThinPrep System for cervical cancer screening, the Company has significantly expanded its facilities and intends to continue to significantly increase the number of its marketing and sales, engineering, and financial personnel, and enhance or replace its management information systems. Such activities are likely to place significant strain on the Company's management, operations and systems. Whether the Company can successfully manage the transition to a large-scale commercial enterprise will depend, in part, upon substantial expansion of its domestic and establishment of its international marketing and sales distribution networks, successful expansion and maintenance of its manufacturing capability, and strengthening of its financial and management systems and procedures. Failure to make such a transition successfully would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's ability to compete effectively will depend, in part, upon its ability to revise, improve and effectively utilize its operational, management, marketing, sales and financial systems necessitated by changes in the Company's business. There can be no assurance that the Company will be able to effectively manage such changes and any failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Marketing and Sales."

INTENSE COMPETITION

  The Company faces direct competition from a number of publicly-traded and privately-held companies, including other manufacturers of thin layer slide preparation systems. Many of the Company's existing and potential competitors have substantially greater financial, marketing, sales, distribution and technical resources than the Company, and more experience in research and development, clinical trials, regulatory matters, manufacturing and marketing. In addition, many of these companies may have established third-party reimbursement for their products. Several established medical device manufacturers produce thin layer slide preparation systems for use in non-gynecological testing applications, at least one of which has achieved brand-name recognition and significant penetration in the non-gynecological cytology market. The Company believes that another competitor, AutoCyte, Inc., is conducting clinical trials of a system for the production and automated analysis of thin layer slides, a potential alternative to the conventional Pap smear and the ThinPrep Pap Test. The development, FDA approval and commercial marketing of such systems for cervical cancer screening could have a material adverse effect on the Company's business, financial condition and results of operations. In addition to direct competition, the Company faces indirect competition primarily from two companies, Neopath, Inc. ("Neopath") and Neuromedical Systems, Inc., both of which currently market imaging systems to re-examine or re-screen conventional Pap smears previously diagnosed as negative. The Company believes that these rescreening systems, as currently sold, could not be used with the ThinPrep System and, therefore, if either of such systems is installed at or used by hospitals or clinical laboratories, the Company's ability to market its products to such hospitals or laboratories could be materially adversely affected. In addition, if either company receives FDA approval of its system as a primary screening system to replace some or all of the manual screening of conventional Pap smears, marketing of these systems for such purpose could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."

LIMITED MANUFACTURING EXPERIENCE AND CAPACITY

  The Company has limited manufacturing experience, and there can be no assurance that the Company will be able to recruit and retain a sufficient number of skilled manufacturing personnel or manufacture and supply the ThinPrep System including the related disposable reagents, filters and other supplies in a timely manner, or at a cost or in quantities necessary to make them commercially viable. In June 1996, the Company moved from a 17,500 square foot facility to a 51,000 square foot facility. The Company believes that its existing manufacturing system is inadequate to meet the full-scale production demands for the ThinPrep System for cervical cancer screening. The Company is currently installing new custom-built automated equipment for the high-volume manufacture of disposable filters for use in connection with the ThinPrep System, which the Company expects will be fully operational in the first half of 1997. The Company's manufacturing process is subject to pervasive and continuing regulation by the FDA, including the FDA's Good Manufacturing Practices ("GMP") requirements. Failure to comply with such regulations or any failure of the custom-built equipment to perform to the Company's specifications or expectations, or any other delay in the full implementation of such equipment due to necessary training of the Company's personnel or otherwise, could impair the Company's ability to establish full-scale commercial production capability in a timely manner, if at all. If the Company is unable to achieve commercial-scale production capability on a timely basis, or to sustain such capability, the acceptance by the market of the Company's ThinPrep System could be impaired and such inability would have a material adverse effect on the Company's business, financial condition and results of operations. Further, the Company has limited manufacturing experience with the ThinPrep System for cervical cancer screening and, accordingly, there can be no assurance that the Company's ThinPrep System for cervical cancer screening will perform adequately in the field when subjected to use under a variety of laboratory conditions and as a result may be subject to total or partial suspension of production, withdrawal of approval, and recall or seizure of products in the event of product malfunction or failure. In addition, prior to international commercialization, the Company will need to comply with ISO 9001 standards. There can be no assurance that the Company will be able to maintain compliance with GMP requirements or attain or maintain ISO 9001 standards. Failure to either attain or maintain compliance with the applicable manufacturing requirements of various regulatory agencies would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Manufacturing" and "--
 Government Regulation."

HISTORY OF LOSSES

  The Company has incurred substantial losses since its inception and, as of September 30, 1996, the Company had an accumulated deficit of approximately $43.2 million. Such losses have resulted primarily from expenses associated with obtaining FDA approval of the Company's ThinPrep System for cervical cancer screening, engineering and development efforts related to the ThinPrep System, expansion of the Company's manufacturing facilities, and the establishment of a marketing and sales organization. The Company expects such losses to continue for the foreseeable future due to expansion of its marketing and sales activities, both domestic and international, its product development efforts, and commencement of full-scale commercial manufacturing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL FLUCTUATIONS IN FUTURE QUARTERLY RESULTS

  The Company expects that its operating results will fluctuate significantly from quarter to quarter in the future and will depend on a number of factors, many of which are outside the Company's control. These factors include: the extent to which the Company's products gain market acceptance; the rate and size of expenditures incurred as the Company expands its domestic and establishes its international sales and distribution networks; the timing of any approvals of the ThinPrep System for reimbursement by third-party payors; the timing and size of sales; the likelihood and timing of FDA approval of PMA supplements related to the ThinPrep System; the timing and size of expenditures incurred in the research and development of new products; and the introduction and market acceptance of competing products or technologies. The Company is currently installing new custom-built automated equipment for the high-volume manufacture of disposable filters for use in connection with the ThinPrep System, which the Company expects will be fully operational in the first half of 1997. Any delay or difficulty in commencing full-scale commercial production using such new equipment would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Manufacturing."

RAPID TECHNOLOGICAL CHANGE

  The medical device industry is characterized by rapid product development and technological advances. The Company's products could be rendered obsolete or uneconomical by the introduction and market acceptance of competing products, by technological advances of the Company's current or potential competitors or by other approaches. The Company competes on the basis of a number of factors in areas in which the Company currently has limited experience, including manufacturing efficiency, marketing and sales capabilities and customer service and support. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competition, including the development and commercialization of new products and technology, will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- Competition."

EXTENSIVE GOVERNMENT REGULATION

  The manufacture and sale of medical diagnostic devices intended for commercial use are subject to extensive government regulation in the United States and in other countries. The process of obtaining FDA and other required regulatory approvals can be time-consuming, expensive and uncertain, frequently requiring several years from the commencement of clinical trials to the receipt of regulatory approval. There can be no assurance that the Company will be able to obtain necessary regulatory approvals or clearances or comply with regulatory requirements applicable to the ThinPrep System for cervical cancer screening or other applications in the United States or internationally on a timely basis, or at all. Noncompliance with applicable requirements can result in failure of the government to grant premarket approval for devices, withdrawal of clearances or approvals, total or partial suspension of production, fines, injunctions, civil penalties, recall or seizure of products, and criminal prosecution.

  The FDA's regulations require agency approval of a PMA supplement for certain changes if they affect the safety and effectiveness of the device, including, but not limited to, new indications for use; the use of a different facility or establishment to manufacture, process or package the device; changes in manufacturing methods or quality control systems; changes in performance or design specifications; and labeling changes. Any such change will require supplemental FDA approval. The ThinPrep System for cervical cancer screening is a Class III device that received PMA approval in May 1996 for cervical cancer screening. The Company anticipates that other applications for the ThinPrep System will require FDA approval of a PMA supplement or a new PMA application. There can be no assurance that such approvals will be obtained on a timely basis, if at all.

  Regulatory approvals, if granted, may include significant limitations on the intended uses for which a product may be marketed. FDA enforcement policy strictly prohibits the promotion by the Company and any of its distributors of approved medical devices for off-label uses. In addition, product approvals may be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. Manufacturers of medical devices are subject to strict federal regulations regarding validation and the quality of manufacturing, including compliance with GMP regulations relating to testing, control and documentation. The Company's existing and future manufacturing facilities and manufacturing processes for the ThinPrep System for cervical cancer screening or other applications will be required to comply with these and all other applicable FDA regulations, and with regulations imposed by other governments. Ongoing compliance with GMP and other applicable regulatory requirements is monitored through periodic inspections by state and federal agencies, including the FDA, and by comparable agencies in other countries. Failure to comply with applicable United States and international regulatory requirements can result in failure of the relevant government agency to grant premarket approval for devices, withdrawal of approval, total or partial suspension of production, fines, injunctions, civil penalties, recall or seizure of products, and criminal prosecution. Furthermore, changes in existing regulations or adoption of new regulations or policies could prevent the Company from obtaining, or affect the cost and timing of, future regulatory approvals or clearances.

  The Company is currently installing new custom-built automated manufacturing equipment, which incorporates new materials handling procedures that are intended to increase production capacity. Such equipment is expected to be operational in the first half of 1997. The Company believes that use of this equipment will not require a PMA supplement and, accordingly, the Company intends to report the equipment change to the FDA in the Company's May 1997 PMA annual report, which must report changes made without filing a PMA supplement. There can be no assurance, however, that the FDA will agree that the change does not require approval of a new PMA supplement. If the FDA were to require the Company to submit a PMA supplement, the Company could also be prohibited from distributing product manufactured with the new equipment until after approval was obtained. In the interim, the Company would be restricted to using its current equipment, which has more limited production capacity. Such reduction in capacity and limitations on the sale of product could have a material adverse effect on the Company's business, financial condition and results of operation.

  In July 1996, the Company filed a PMA supplement requesting approval of the ThinPrep System using the endocervical brush sampling device, which is a commonly used method of collecting samples for conventional Pap smears. The ThinPrep System is currently approved for use only with a "broom-like" sampling device, which was developed more recently and is not as widely used as the brush and spatula. There can be no assurance that the FDA will approve the PMA supplement in a timely fashion, or at all. A delay in obtaining, or failure to obtain, such approval could have a material adverse effect on the Company's ability to gain market acceptance.

  In October 1996, the Company filed a PMA supplement requesting approval of the use of PreservCyt Solution as an alternative transport medium for gynecologic specimens tested with the Digene's Hybrid Capture HPV DNA test. The approval of the PMA supplement is necessary in order for the Company to promote the ThinPrep System as capable of conducting Digene's assay and cervical cancer screening from a single specimen. There can be no assurance that the FDA will agree that the clinical data from that study supports approval of the PMA supplement, nor can there be any assurance that the FDA will approve the PMA supplement in a timely fashion, if at all. A delay in obtaining, or failure to obtain, such approval could have a material adverse effect on the Company's ability to gain market acceptance based on the ThinPrep System's capability of conducting multiple tests from a single specimen.

  The laboratories that would purchase the ThinPrep System are subject to extensive regulation under the Clinical Laboratory Improvement Amendments of 1988 (CLIA). There can be no assurance what effect, if any, positive or negative, future changes in CLIA requirements on laboratories might have on sales of the ThinPrep System. If the ThinPrep System does not comply with CLIA requirements, there would be a material adverse effect on sales of the ThinPrep System.

  The Company is seeking ISO 9001 registration, an international quality standard, and the "CE" mark for its ThinPrep System. The CE mark is recognized by countries that are members of the European Union and the European Free Trade Association and, effective in 1998, will be required to be affixed to all medical devices sold in the European Union. No assurance can be given that the Company will obtain the CE mark for the ThinPrep System, or satisfy ISO 9001 standards, or that any product which the Company may develop or commercialize will obtain the CE mark, or will be able to obtain any other required regulatory clearance or approval on a timely basis, or at all. See "Business -- Government Regulation."

UNCERTAINTY OF ADDITIONAL APPLICATIONS

  The Company intends to pursue licensing and collaboration arrangements with other companies to perform diagnostic tests developed by these companies using the original patient sample obtained by the ThinPrep System's controlled cell collection and transfer process. For example, in August 1996, the Company completed a joint clinical trial with Digene designed to demonstrate that the Company's PreservCyt Solution is an effective transport medium for use in the testing of cervical cell specimens using Digene's Hybrid Capture HPV test. While the Company has filed a PMA supplement for this application, the ThinPrep System has not been approved by the FDA for such use or any additional diagnostic testing procedures, and there can be no assurance that any such approvals could be obtained on a timely basis, if at all. The Company intends to continue to evaluate additional diagnostic applications of its ThinPrep technology in testing for the presence of other types of cancers and sexually transmitted diseases. The Company has not yet determined which of these applications, if any, it will seek to develop and commercialize. In addition, any additional applications will require submission of a PMA application or supplement prior to the marketing of the ThinPrep System for use in such applications. There can be no assurance that the Company will be successful in establishing relationships with companies developing tests that can benefit from the ThinPrep technology, or developing, receiving regulatory approvals for, introducing and marketing new applications, or that the Company will not experience difficulties that could delay or prevent the successful development, introduction or marketing of such applications. If the Company is unable to develop new or expanded applications, or if the ThinPrep System for such applications does not achieve market acceptance, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business -- The ThinPrep System."

DEPENDENCE ON KEY PERSONNEL

  The Company is highly dependent on the principal members of its management and scientific staff, the loss of whose services might impede achievement of its research and development or strategic objectives. The Company's success will depend on its ability to retain key employees and to attract additional qualified employees. In addition, the Company intends to hire a significant number of additional engineering, sales and financial personnel in 1997 and thereafter. Competition for such personnel is intense, and there can be no assurance that the Company will be able to retain existing personnel and to attract, assimilate or retain additional highly qualified employees in the future. If the Company is unable to hire and retain qualified personnel in key positions, such inability would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Employees" and "Management -- Executive Officers, Directors and Key Employees."

DEPENDENCE ON PATENTS, COPYRIGHTS, LICENSES AND PROPRIETARY RIGHTS; RISK OF THIRD-PARTY CLAIMS OF INFRINGEMENT

  The Company relies on a combination of patents, trade secrets, copyrights and confidentiality agreements to protect its proprietary technology, rights and know-how. The Company holds seven issued United States patents, and has three United States patent applications pending, relating to various aspects of its ThinPrep technology. There can be no assurance, however, that pending patent applications will ultimately issue as patents or that the claims allowed in any of the Company's existing or future patents will provide competitive advantages for the Company's products or will not be successfully challenged or circumvented by competitors. Under current law, patent applications in the United States are maintained in secrecy until patents are issued and patent applications in foreign countries are maintained in secrecy for a period after filing. The right to a patent in the United States is attributable to the first to invent, not the first to file a patent application. The Company cannot be sure that its products or technologies do not infringe patents that may be granted in the future pursuant to pending patent applications or that its products do not infringe any patents or proprietary rights of third parties. In the event that any relevant claims of third-party patents are upheld as valid and enforceable, the Company could be prevented from selling its products or could be required to obtain licenses from the owners of such patents or be required to redesign its products to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to the Company or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement. The Company's failure to obtain these licenses or to redesign its products or processes would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the obligations of employees of the Company and third parties with whom the Company has entered into confidentiality agreements to maintain the confidentiality of trade secrets and proprietary information will effectively prevent disclosure of the Company's confidential information or provide meaningful protection for the Company's confidential information if there is unauthorized use or disclosure, or that the Company's trade secrets or proprietary information will not be independently developed by the Company's competitors. In addition, the Company is the exclusive licensee of certain patented technology from DEKA Products Limited Partnership ("DEKA") for use in the field of cytology related to the fluid pumping system used in the ThinPrep System. The Company is obligated to pay royalties equal to 1% of net sales of the ThinPrep Processor, filter cylinder disposable products which are used with the ThinPrep System, and improvements made by the Company relating to such items. The license provides that it may be terminated (i) by mutual written consent of both parties or (ii) by DEKA on written notice to the Company in the event that the license is assigned without the consent of DEKA. Failure by the Company to maintain rights to such technology could have a material adverse effect on the Company's business, financial condition and results of operations. The Company also holds unregistered copyrights on documentation and operating software developed by it for the ThinPrep System. There can be no assurance that any copyrights owned by the Company will provide competitive advantages for the Company's products or will not be challenged or circumvented by its competitors. Litigation may be necessary to defend against claims of infringement, to enforce patents and copyrights of the Company, or to protect trade secrets and could result in substantial cost to, and diversion of efforts by, the Company. There can be no assurance that the Company would prevail in any such litigation. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. See "Business -- Patents, Copyrights, Licenses and Proprietary Rights."

INTERNATIONAL SALES AND OPERATIONS RISKS

  The Company plans to sell its ThinPrep System and any future products to customers both in the United States and internationally. While the Company is evaluating marketing and sales channels abroad, including contract sales organizations, distributors and marketing partners, the Company currently has very limited foreign sales channels in place at this time. There can be no assurance that the Company will successfully develop international sales capabilities or that, if the Company establishes such capabilities, the Company will be successful in obtaining reimbursement or any regulatory approvals required in foreign countries. International sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, political instability, trade restrictions, changes in tariffs or difficulties in staffing and managing international operations. Foreign regulatory agencies often establish product standards different from those in the United States and any inability to obtain foreign regulatory approvals on a timely basis could have a material adverse effect on the Company's international business operations. Additionally, if significant international sales occur, the Company's business, financial condition and results of operations could be adversely affected by fluctuations in currency exchange rates as well as increases in duty rates. There can be no assurance that the Company will be able to successfully commercialize the ThinPrep System or any future products in any foreign market. See "Business --
 Marketing and Sales," "-- Third-Party Reimbursement" and "-- Government Regulation."

DEPENDENCE ON SINGLE SOURCE SUPPLIERS

  Certain key components of the Company's ThinPrep System are currently provided to the Company by single sources. In the event that the Company is unable to obtain sufficient quantities of such components on commercially reasonable terms, or in a timely manner, the Company would not be able to manufacture its products on a timely and cost-competitive basis which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Manufacturing."

FUTURE CAPITAL NEEDS AND UNCERTAINTY OF AVAILABILITY OF ADDITIONAL FINANCING

  The Company believes that the anticipated net proceeds from this offering together with interest thereon and the Company's existing capital resources will be sufficient to fund its operations through at least 1998. However, the Company's future liquidity and capital requirements will depend upon numerous factors, including the resources required to further develop its marketing and sales capabilities domestically and internationally, the resources required to expand manufacturing capacity, and the extent to which the ThinPrep System for cervical cancer screening generates market acceptance and demand. The Company's capital requirements will also depend upon the progress of the Company's research and development programs including clinical trials, the receipt of and the time required to obtain regulatory clearances and approvals, and the resources the Company devotes to developing, manufacturing and marketing its products. There can be no assurance that the Company will not require additional financing or will not in the future seek to raise additional funds through bank facilities, debt or equity offerings or other sources of capital. Additional funding may not be available when needed or on terms acceptable to the Company, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

UNCERTAINTY AND POSSIBLE NEGATIVE EFFECTS OF HEALTH CARE REFORM

  The health care industry is undergoing fundamental changes that are the result of political, economic and regulatory influences. In the United States, comprehensive programs have been proposed that seek to control the escalation of health care expenditures within the economy. Reforms that have been and may be considered include controls on health care spending through limitations on the increase in private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups and fundamental changes to the health care delivery system. Health care reform could, for example, result in a reduction in the recommended frequency of Pap tests or limitations on reimbursement based on the frequency of tests, either of which would have a material adverse effect on the Company's business, financial condition and results of operations. The Company anticipates that Congress and state legislatures will continue to review and assess cost containment measures, alternative health care delivery systems and methods of payment, and public debate of these issues will likely continue. Due to uncertainties regarding the outcome of health care reform initiatives and their enactment and implementation, the Company cannot predict what reforms will be proposed or adopted or the effect such proposal or adoption may have on the Company. There can be no assurance that future health care legislation or other changes in the administration or interpretation of government health care or third-party reimbursement programs will not have a material adverse effect on the Company's business, financial condition and results of operations.

POTENTIAL VOLATILITY OF STOCK PRICE

  The market price of the shares of Common Stock, like that of the common stock of many other medical device companies, may be highly volatile. Factors such as the results of clinical trials by the Company or its competitors, concern as to the safety or efficacy of products of the Company or its competitors, announcements of technological innovations or new products by the Company or its competitors, governmental regulation, health care legislation, developments in patent or other proprietary rights of the Company or its competitors, fluctuations in the Company's operating results, comments made by securities analysts and general market and economic conditions are likely to have a significant impact on the future price of the Common Stock. In addition, the stock market in general has experienced extreme price and volume fluctuations which has resulted in substantial volatility of the stock price of medical device companies that has often been unrelated to the operating performance of these companies. These or other factors may adversely affect the market price of the Company's Common Stock. See "Price Range of Common Stock."

ENVIRONMENTAL REGULATION

  The Company is subject to a variety of local, state and federal government regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic, infectious or other hazardous substances used to manufacture the Company's products. The failure to comply with current or future regulations could result in the imposition of substantial fines against the Company, suspension of production, alteration of its manufacturing processes or cessation of operations. There can be no assurance that the Company will not be required to incur significant costs to comply with any such laws and regulations in the future, or that such laws or regulations will not have a material adverse effect on the Company's business, financial condition and results of operations. Any failure by the Company to control the use, disposal, removal or storage of, or to adequately restrict the discharge of, or assist in the cleanup of, hazardous chemicals or hazardous, infectious or toxic substances could subject the Company to significant liabilities, including joint and several liability under certain statutes. The imposition of such liabilities would have a material adverse effect on the Company's business, financial condition and results of operations.

ANTI-TAKEOVER CONSIDERATIONS

  The Company's Board of Directors has the authority, without action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock and to fix the rights and preferences of such Preferred Stock. The issuance of Preferred Stock or of rights to purchase Preferred Stock could be used to discourage an unsolicited acquisition proposal. In addition, the Company's Third Amended and Restated Certificate of Incorporation provides for a staggered Board of Directors. The Company's By-Laws specify procedures for director nominations by stockholders and the submission of other proposals for consideration at stockholder meetings. Certain provisions of Delaware law applicable to the Company could also delay or make more difficult a merger, tender offer or proxy contest involving the Company, including Section 203, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met. The possible issuance of Preferred Stock, the existence of a staggered Board of Directors, the procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in control of the Company, including without limitation, discouraging a proxy contest, making more difficult the acquisition of a substantial block of the Company's Common Stock or limiting the price that investors might be willing to pay in the future for shares of the Company's Common Stock. See "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of the Company's Common Stock after this offering or the prospect of such sales could adversely affect the market price of the Common Stock and the Company's ability to raise additional equity capital. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and lock-up agreements ("Lock-Ups") under which the holders of 2,413,351 shares have agreed not to sell or otherwise dispose of any of their shares for a period of 90 days after the date of this Prospectus without the prior written consent of Robertson, Stephens & Company. In its sole discretion and at any time without notice, Robertson, Stephens & Company may release all or any portion of the shares subject to Lock-Ups. Of the 16,013,002 shares of Common Stock that will be outstanding after this offering, the 3,000,000 shares sold in this offering and the 3,450,000 shares sold in the Company's initial public offering will be freely tradeable without restriction or further registration under the Securities Act, except shares owned by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"), which shares may generally be sold in compliance with the applicable provisions of Rule 144. Beginning 90 days after the date of this Prospectus, approximately 706,348 additional shares subject to Lock-Ups will become eligible for sale in the public market pursuant to Rule 144. The Company has registered all the shares of Common Stock reserved for issuance under the Company's stock option plans as of the date of this Prospectus. As of December 31, 1996, the Company had reserved 2,520,654 shares of Common Stock for issuance under the Company's stock option plans. In addition, holders of approximately 4,859,912 shares of Common Stock will be entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price of the Company's Common Stock. In addition, any demand of such holders to include such shares in Company-initiated registration statements could have an adverse effect on the Company's ability to raise needed capital. See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

IMMEDIATE AND SUBSTANTIAL DILUTION

  Purchasers of shares of Common Stock in this offering will incur immediate and substantial dilution in the pro forma net tangible book value per share from the public offering price. In addition, investors purchasing shares in this offering will incur additional dilution to the extent that stock options and warrants (whether currently outstanding or subsequently issued or granted) are exercised. See "Dilution."

BROAD MANAGEMENT DISCRETION IN USE OF PROCEEDS

  The Company anticipates using approximately $25.0 million of the net proceeds of this offering to implement full-scale marketing and sales of the ThinPrep System for cervical cancer screening, supported by customer and technical service representatives, in the United States, approximately $10.0 million of the net proceeds of this offering to establish international marketing, sales and customer support capabilities, with the remainder to be used for working capital and general corporate purposes. As a consequence, the Company's management will have the discretion to allocate a significant percentage of the net proceeds to uses that stockholders may not consider desirable, and there can be no assurance that the net proceeds can or will be invested to yield a significant return. See "Use of Proceeds."

LACK OF DIVIDENDS

  The Company currently intends to retain all earnings, if any, for future growth and, therefore, does not intend to pay cash dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered by the Company hereby will be approximately $48.2 million ($59.2 million if the Underwriters' over-allotment option is exercised in full), based on the assumed public offering price of $25.75 per share, after underwriting discounts and commissions and estimated offering expenses.

  The Company anticipates using approximately $25.0 million of the net proceeds of this offering for the full-scale marketing and sales of the ThinPrep System for cervical cancer screening, supported by customer and technical service representatives, in the United States, approximately $10.0 million of the net proceeds of this offering to establish international marketing, sales and customer support capabilities, with the remainder to be used for working capital and general corporate purposes. The Company may also use a portion of the net proceeds for the acquisition of businesses, products and technologies that are complementary to those of the Company, although no such acquisitions are currently being negotiated and no portion of the net proceeds has been allocated for any specific acquisition. The Company will have broad discretion over a significant portion of the proceeds of the offering. The amounts and timing of the Company's expenditures may vary significantly depending upon numerous factors, including market acceptance of the ThinPrep System for cervical cancer screening, the timing of the transition to full-scale manufacturing, the timing of expenditures required for the Company's research and development programs, the results of clinical trials for additional applications, the timing of regulatory actions, and the availability of adequate reimbursement by third-party payors. Pending such uses, the Company intends to invest the net proceeds in investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

  The Company has not declared or paid any cash dividends since its inception. The Company currently intends to retain its earnings for future growth and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Future cash dividends, if any, will be determined by the Company's Board of Directors.

                          PRICE RANGE OF COMMON STOCK

  The Company's Common Stock is traded on the Nasdaq National Market under the symbol "CYTC." The following table sets forth, for the calendar periods indicated since the Company's initial public offering in March 1996, the range of high and low sales prices for the Common Stock of the Company on the Nasdaq National Market. These prices do not include retail mark-up, mark-down or commissions.

                                                                HIGH    LOW
                                                                ----    ----
   1996
    First Quarter (from March 8, 1996)......................... $18     $15 7/8
    Second Quarter.............................................  34 1/2  16
    Third Quarter..............................................  26 1/8  12
    Fourth Quarter.............................................  29 3/4  11 3/4
   1997
    First Quarter (through January 6, 1997)....................  27 3/4  25 1/4

  As of January 6, 1997, there were 227 holders of record of the Company's Common Stock. On January 6, 1997, the last sale price reported on the Nasdaq National Market for the Company's Common Stock was $25.75 per share.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of September 30, 1996 and as adjusted to reflect the sale of the 2,000,000 shares of Common Stock offered by the Company hereby, at an assumed public offering price of $25.75 per share and the application of the estimated net proceeds therefrom:

                                                           SEPTEMBER 30, 1996
                                                           --------------------
                                                           ACTUAL   AS ADJUSTED
                                                           -------  -----------
                                                             (in thousands)
Stockholders' equity:
 Preferred Stock, $0.01 par value; 5,000,000
  shares authorized, no shares issued as adjusted......... $   --    $    --
 Common Stock, $0.01 par value; 30,000,000
  shares authorized, 13,802,932 shares issued and
  outstanding;
  and 15,802,932 shares issued and outstanding, as
  adjusted (1)............................................     138        158
 Additional paid-in capital...............................  93,301    141,501
 Accumulated deficit...................................... (43,248)   (43,248)
                                                           -------   --------
    Total stockholders' equity............................  50,191     98,411
                                                           -------   --------
      Total capitalization................................ $50,191    $98,411
                                                           =======   ========

--------
(1) Excludes 204,048 shares of Common Stock issued upon the exercise of stock options between October 1, 1996 and December 31, 1996, at a weighted-average exercise price of $1.30 per share; 1,710,526 shares of Common Stock issuable upon the exercise of stock options outstanding as of December 31, 1996 granted under the Company's stock option plans, at a weighted-average exercise price of $7.95 per share; and 2,000 shares of Common Stock issuable upon the exercise of an outstanding warrant at an exercise price of $10.00 per share. See Note 10 of Notes to Consolidated Financial Statements.

                                   DILUTION

  The net tangible book value of the Company as of September 30, 1996 was approximately $50.1 million in the aggregate, or $3.63 per share of Common Stock based upon 13,802,932 shares outstanding. After giving effect to the sale by the Company of the 2,000,000 shares of Common Stock offered hereby, at an assumed offering price of $25.75 per share and the receipt of net proceeds therefrom (after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company), the pro forma net tangible book value of the Company as of September 30, 1996 would have been approximately $98.3 million or $6.22 per share of Common Stock, based upon 15,802,932 shares outstanding. This represents an immediate increase in net tangible book value of approximately $2.59 per share to existing stockholders and an immediate dilution in net tangible book value of $19.53 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

   Assumed offering price per share (1)...........................       $25.75
     Net tangible book value before offering (2)(3)............... $3.63
     Increase attributable to new investors.......................  2.59
                                                                   -----
   Pro forma net tangible book value after offering (2)(3)........         6.22
                                                                         ------
   Dilution to new investors......................................       $19.53
                                                                         ======

--------
(1) Before deduction of the Underwriters' discounts and commissions and estimated offering expenses payable by the Company.

(2) Net tangible book value per share is equal to total tangible assets of the Company less total liabilities divided by the number of shares of Common Stock outstanding.

(3) Based on shares outstanding as of September 30, 1996. Excludes 204,048 shares of Common Stock issued upon the exercise of stock options between October 1, 1996 and December 31, 1996, at a weighted- average exercise price of $1.30 per share; 1,710,526 shares of Common Stock issuable upon the exercise of stock options outstanding as of December 31, 1996 granted under the Company's stock option plans, at a weighted-average exercise price of $7.95 per share; and 2,000 shares of Common Stock issuable upon the exercise of an outstanding warrant at an exercise price of $10.00 per share. See Note 10 of Notes to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data set forth below for each of the years ended December 31, 1993, 1994 and 1995 and at December 31, 1994 and 1995 are derived from consolidated financial statements of the Company audited by Arthur Andersen LLP, independent public accountants, which are included elsewhere herein. The consolidated selected financial data for the years ended December 31, 1991 and 1992 and at December 31, 1991, 1992 and 1993 are derived from consolidated financial statements of the Company audited by Arthur Andersen LLP which are not included in this Prospectus. The consolidated statement of operations data for the nine months ended September 30, 1995 and 1996 and the consolidated balance sheet data as of September 30, 1996 have been derived from unaudited financial statements which have been included elsewhere herein. The unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial information set forth herein. The results for interim periods are not necessarily indicative of the results expected for the full year or for any future period. The selected consolidated financial data set forth below should be read in conjunction with the Consolidated Financial Statements and related Notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this Prospectus.

                                                                                  NINE MONTHS
                                                                                     ENDED
                                         YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                               -----------------------------------------------  ----------------
                                1991      1992      1993      1994      1995     1995     1996
                               -------  --------  --------  --------  --------  -------  -------
                                          (in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales....................  $   628  $  2,589  $  3,441  $  2,920  $  4,273  $ 2,751  $ 5,485
Cost of sales................      815     2,080     5,088     2,225     2,413    1,502    3,102
                               -------  --------  --------  --------  --------  -------  -------
Gross profit.................     (187)      509    (1,647)      695     1,860    1,249    2,383
                               -------  --------  --------  --------  --------  -------  -------
Operating expenses:
  Research and development...    2,681     2,914     3,058     2,175     3,908    2,774    3,343
  Marketing, sales and
   customer support..........    1,041     2,049     3,417     1,418     2,582    1,804    6,374
  General and administrative.      679       901     2,257     1,256     1,532      992    2,235
                               -------  --------  --------  --------  --------  -------  -------
    Total operating expenses.    4,401     5,864     8,732     4,849     8,022    5,570   11,952
                               -------  --------  --------  --------  --------  -------  -------
Income (loss) from
 operations..................   (4,588)   (5,355)  (10,379)   (4,154)   (6,162)  (4,321)  (9,569)
Other income (expense), net..      250       220       108      (112)      247      115    1,509
                               -------  --------  --------  --------  --------  -------  -------
    Net income (loss)........  $(4,338) $ (5,135) $(10,271) $ (4,266) $ (5,915) $(4,206) $(8,060)
                               =======  ========  ========  ========  ========  =======  =======
Pro forma (1):
  Net income (loss) per
   share ....................  $ (0.62) $  (0.65) $  (1.22) $  (0.48) $  (0.54) $ (0.39) $ (0.63)
                               =======  ========  ========  ========  ========  =======  =======
  Weighted average shares
   outstanding...............    7,038     7,849     8,409     8,954    10,868   10,868   12,737
                                              DECEMBER 31,
                               -----------------------------------------------   SEPTEMBER 30,
                                1991      1992      1993      1994      1995         1996
                               -------  --------  --------  --------  --------  ----------------
                                                     (in thousands)
BALANCE SHEET DATA:
Cash, cash equivalents and
 short-term investments......  $ 1,123  $  7,558  $  1,662  $  2,777  $  7,902      $43,814
Total assets.................    2,875    10,190     3,217     3,851    11,025       52,772
Accumulated deficit..........   (9,601)  (14,736)  (25,007)  (29,273)  (35,188)     (43,248)
Total stockholders' equity
 (deficit)...................    2,461     9,380      (883)   (2,112)    8,078       50,191

--------
(1) See Note 2 of Notes to Consolidated Financial Statements for an explanation of the computation of per share data.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  The Company designs, develops, manufactures and markets a sample preparation system for medical diagnostic applications. The ThinPrep System consists of the ThinPrep 2000 Processor, and related disposable reagents, filters and other supplies. The Company has marketed the ThinPrep System for use in non-gynecological testing applications since 1991. On May 20, 1996, the Company received PMA approval from the FDA to market the ThinPrep System for cervical cancer screening as a replacement for the conventional Pap smear method. On November 6, 1996, the FDA cleared expanded product labeling for the ThinPrep System to include the claim that the ThinPrep System is significantly more effective in detecting LGSIL and more severe lesions than the conventional Pap smear method in a variety of patient populations. The expanded labeling also indicates that the specimen quality using the ThinPrep System is significantly improved over that of the conventional Pap smear method. To date, substantially all of the Company's revenues have been derived from sales of the ThinPrep System for use in non-gynecological testing applications.

  Since inception, the Company has incurred substantial losses, principally from expenses associated with obtaining FDA approval of the Company's ThinPrep System for cervical cancer screening, engineering and development efforts related to the ThinPrep System, expansion of the Company's manufacturing facilities, and the establishment of a marketing and sales organization. The Company expects such losses to continue for the foreseeable future as it expands its domestic and establishes its international marketing and sales activities, continues its product development efforts, and commences full-scale manufacturing of the ThinPrep System for cervical cancer screening. The operating results of the Company have fluctuated significantly in the past on an annual and a quarterly basis. The Company expects that its operating results will fluctuate significantly from quarter to quarter in the future and will depend on a number of factors, including the extent to which the Company's products gain market acceptance, the rate and size of expenditures incurred as the Company expands its domestic and establishes its international sales and distribution networks, the timing of any approvals of the ThinPrep System for reimbursement by third-party payors, and other factors, many of which are outside the Company's control.

  In June 1996, the Company moved from a 17,500 square foot facility to a 51,000 square foot facility. The Company believes that its existing manufacturing system is inadequate to meet the full-scale production demands for the ThinPrep System for cervical cancer screening. The Company is currently installing new custom-built automated equipment for the high-volume manufacture of disposable filters for use in connection with the ThinPrep System. The Company expects that such new equipment will be fully operational in the first half of 1997.

  The Company believes that in the United States, the current rate of reimbursement to laboratories from managed care organizations and other third-party payors to screen conventional Pap smears ranges from $6.00 to $36.00 per test, with $17.00 as the most common rate of reimbursement.

   The Company has established a list price for the ThinPrep Pap Test, including related disposable reagents, filters and supplies of $9.75 per test. The Company believes that the $9.75 cost per ThinPrep Pap Test, plus a laboratory mark-up, will be billed to third-party payors and result in a higher cost than the current charge for conventional Pap tests. The list price for the ThinPrep 2000 Processor is $39,000 per processor. In the past, the Company has offered discounts to stimulate demand for the ThinPrep System and may elect to do so in the future, which discounts could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company believes that its expanded FDA labeling supported by clinical trial results may assist in the establishment of increased reimbursement for the ThinPrep Pap Test. Although United HealthCare has recently announced that it will expand its health care coverage to include the ThinPrep Pap Test, the applicable rate of reimbursement has yet to be negotiated between United HealthCare or its various plans and the specific clinical laboratories servicing such plans. There can be no assurance that additional third-party payors will provide such coverage, that reimbursement levels will be adequate, or that health care providers or clinical laboratories will use the ThinPrep System for cervical cancer screening in lieu of the conventional Pap smear method.

  The Company will continue to increase the amount of expenditures for marketing, sales and customer support activities, principally in support of the full-scale commercial launch of the ThinPrep System for cervical cancer screening, which is expected to commence in early 1997. There can be no assurance, however, that such investments will result in increased net sales or that the Company's direct sales force will succeed in promoting the ThinPrep System to health care providers, third-party payors or clinical laboratories, or that additional marketing and sales channels will be successfully established. The Company will continue to increase its expenditures for research and development to fund development of follow-on products and additional applications of the ThinPrep technology. The Company will also continue to increase the amount of expenditures for administrative activities, principally for the employment of additional administrative personnel, increases in professional fees and the incremental costs associated with being a publicly-held company.

RESULTS OF OPERATIONS

 Nine Months Ended September 30, 1996 and September 30, 1995

  Net sales increased to $5.5 million for the nine months ended September 30, 1996 from $2.8 million in the same period of 1995, an increase of 99.4%. This increase in sales was primarily due to an increase in the number of ThinPrep Processors sold, additional sales of related disposable reagents, filters and other supplies for non-gynecological testing and sales of the Company's ThinPrep Pap Test. The increase in net sales for the nine months ended September 30, 1996 was also attributable to an initial shipment of ThinPrep 2000 Processors and ThinPrep Pap Test supplies of approximately $700,000 to the Company's distributor in Australia. There can be no assurance that net sales to Australia will continue or increase in future quarters. Gross profit increased to $2.4 million for the nine months ended September 30, 1996 from $1.2 million in the same period of 1995, an increase of 90.8%, and the gross margin decreased to 43.4% for the nine months ended September 30, 1996 from 45.4% in the same period of 1995. Management attributes the decrease in gross margin for the nine months ended September 30, 1996 to the lower unit margin for unit sales to existing customers participating in the Company's trade-up program by upgrading to the ThinPrep 2000 Processor and the expenses incurred in moving the Company's operations to Boxborough, Massachusetts during the quarter ended June 30, 1996.

  Total operating expenses increased to $12.0 million for the nine months ended September 30, 1996 from $5.6 million in the same period of 1995, an increase of 114.6%. Research and development costs increased to $3.3 million in 1996 from $2.8 million in 1995, an increase of 20.5%, as a result of the employment of additional research and development personnel and engineering consulting expenses related to the development of the ThinPrep 3000 Processor. Marketing, sales and customer support increased to $6.4 million for the nine months ended September 30, 1996 from $1.8 million in the same period of 1995, an increase of 253.3%. The increase in marketing, sales and customer support costs reflects the employment of additional sales and customer support personnel, increased commissions, increased customer training requirements and additional marketing consulting costs related to the anticipated full-scale commercial launch of the ThinPrep System. Administrative costs increased to $2.2 million for the nine months ended September 30, 1996 from $992,000 for the nine months ended September 30, 1995, an increase of 125.3% due to the employment of additional administrative personnel, increased business insurance costs and expenses associated with being a publicly-held company. Net interest income increased to $1.5 million for the nine months ended September 30, 1996 from $129,000 for the nine months ended September 30, 1995, due to the investment of funds from the Company's initial public offering.

 Years Ended December 31, 1995 and December 31, 1994

  Net sales increased to $4.3 million in 1995 from $2.9 million in 1994, an increase of 46.3%. This increase in sales was primarily due to an increase in the number of ThinPrep Processors sold for non-gynecological applications, the introduction of the ThinPrep 2000 Processor, which is marketed at a higher gross margin, and, to a lesser extent, additional sales of related disposable reagents, filters and other supplies. Gross profit increased to $1.9 million in 1995 from $695,000 in 1994, an increase of 167.6%, and gross margin increased to 43.5% in 1995 from 23.8% in 1994. Management attributes the improvement in gross margin in 1995 to the introduction of the ThinPrep 2000 Processor and to improvements in manufacturing efficiency based on increased volume.

  Total operating expenses increased to $8.0 million in 1995 from $4.8 million in 1994, an increase of 65.4%. Research and development costs increased to $3.9 million in 1995 from $2.2 million in 1994, an increase of 79.7%, as a result of increased clinical trial expenses and the employment of additional research and development personnel. Sales, marketing and customer support costs increased to $2.6 million in 1995 from $1.4 million in 1994, an increase of 82.1%, as a result of hiring additional sales personnel, increased commissions and additional consulting costs. Administrative costs increased to $1.5 million in 1995 from $1.3 million in 1994, an increase of 22.0%, due to the hiring of a consultant and additional administrative personnel.

 Years Ended December 31, 1994 and December 31, 1993

  Net sales decreased to $2.9 million in 1994 from $3.4 million in 1993, a decrease of 15.1%. This decrease resulted from a reduction in the number of ThinPrep Processors sold, partially offset by an increase in the amount of sales of related disposable reagents, filters and other supplies. The reduction in ThinPrep Processor sales in 1994 resulted from the Company's decision to reduce sales and marketing efforts in 1994, including a reduction in the number of sales personnel due to an effort to conserve cash. Gross profit improved to $695,000 in 1994 from a negative gross profit of $1.6 million in 1993 and gross margin increased to 23.8% in 1994 from a negative gross margin of 47.9% in 1993. Management attributes the improvement in gross margin in 1994 to improvements in manufacturing efficiency.

  Total operating expenses decreased to $4.8 million in 1994 from $8.7 million in 1993, a decrease of 44.5%. Research and development costs decreased to $2.2 million in 1994 from $3.1 million in 1993, a decrease of 28.9%, as a result of reductions in the number of research personnel, related research supplies and the amount of consulting services. Sales, marketing and customer support costs decreased to $1.4 million in 1994 from $3.4 million in 1993, a decrease of 58.5%, as a result of reductions in the number of sales and marketing personnel, the amount of travel and supplies, and commissions expense as a result of a reduction in the number of ThinPrep Processors sold in 1994. Administrative costs decreased to $1.3 million in 1994 from $2.3 million in 1993, a decrease of 44.4%, as a result of reductions in the number of administrative personnel and the amounts expended for travel, supplies and consulting services.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company's expenses have significantly exceeded its revenues, resulting in an accumulated deficit of $43.2 million as of September 30, 1996. The Company has funded its operations primarily through the private placement of equity securities of $43.3 million in net proceeds and approximately $50.0 million in net proceeds from its initial public offering in 1996. As of September 30, 1996, the Company had cash, cash equivalents and short-term investments of $43.8 million. Cash used in the Company's operations was $5.6, $4.6 and $7.0 million for the years ended December 31, 1993, 1994 and 1995, respectively. The increase in cash used in operations in 1995 was due to increased levels of research and development, clinical trial, marketing and administrative expenditures. The Company used $9.7 million of cash during the nine months ended September 30, 1996 for operating activities, primarily for the expansion of its marketing, sales and customer support organizations.

  The Company's capital expenditures for the years ended December 31, 1993, 1994, 1995 and the nine months ended September 30, 1996 were $188,000, $286,000, $663,000 and $3.8 million, respectively. The increase in capital expenditures in the nine months ended September 30, 1996 was due primarily to the Company's expenditures for new custom-built manufacturing equipment and leasehold improvements for its new facility. Additionally, as of September 30, 1996, the Company had additional purchase commitments for manufacturing equipment of approximately $780,000 and for leasehold improvements of approximately $94,000.

  The Company is the exclusive licensee of certain patented technology used in the ThinPrep System. In consideration for this license, the Company has agreed to pay a royalty equal to 1% of net sales of the ThinPrep Processor, filter cylinder disposable products which are used with the ThinPrep System, and improvements made by the Company relating to such items. There are no minimum royalty payments in connection with this license.

  Accounts receivable increased approximately $778,000 to approximately $2.1 million during the nine months ended September 30, 1996, due to increased sales volume. Inventories increased approximately $440,000 to $1.2 million for the nine months ended September 30, 1996, due primarily to the Company's inventory build up of ThinPrep 2000 Processors and related disposable reagents, filters and other supplies in anticipation of the Company's move to its new facility in June 1996 and installation of new custom-built manufacturing equipment. Stockholders' equity increased approximately $42.1 million for the nine months ended September 30, 1996, primarily due to the sale of 3,450,000 shares of Common Stock in the Company's initial public offering, partially offset by a net loss of $8.1 million for the nine months ended September 30, 1996.

  The Company believes that the anticipated net proceeds from this offering together with interest thereon and the Company's existing capital resources will be sufficient to fund its operations through at least 1998. However, the Company's future liquidity and capital requirements will depend upon numerous factors, including the resources required to further develop its marketing, and sales capabilities domestically and internationally, the resources required to expand manufacturing capacity, and the extent to which the ThinPrep System for cervical cancer screening generates market acceptance and demand. The Company's capital requirements will also depend upon the progress of the Company's research and development programs including clinical trials, the receipt of and the time required to obtain regulatory clearances and approvals, and the resources the Company devotes to developing, manufacturing and marketing its products. There can be no assurance that the Company will not require additional financing or will not in the future seek to raise additional funds through bank facilities, debt or equity offerings or other sources of capital. Additional funding may not be available when needed or on terms acceptable to the Company, which would have a material adverse effect on the Company's business, financial condition and results of operations.

                                   BUSINESS

  The following Business section contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including those set forth under "Risk Factors" and elsewhere in this Prospectus.

THE COMPANY

  Cytyc Corporation designs, develops, manufactures and markets a sample preparation system for medical diagnostic applications. The Company's ThinPrep System allows for the automated preparation of cervical cell specimens on microscope slides for use in cervical cancer screening, as well as for the automated preparation of other cell specimens on microscope slides for use in non-gynecological testing applications. On May 20, 1996, the Company received PMA approval from the FDA to market the ThinPrep System for cervical cancer screening as a replacement for the conventional Pap smear method. On November 6, 1996, the FDA cleared expanded product labeling for the ThinPrep System to include the claim that the ThinPrep System is significantly more effective in detecting LGSIL and more severe lesions than the conventional Pap smear method in a variety of patient populations. The expanded labeling also indicates that the specimen quality using the ThinPrep System is significantly improved over that of the conventional Pap smear method. The Company believes that the ThinPrep System improves accuracy in the detection of cervical cancer and precancerous lesions by making the slide more representative of the patient's clinical condition, improving preservation of the sample, standardizing the presentation of cells on the slide, and reducing the presence of mucus, blood and other obscuring debris. The Company intends to commence the full-scale commercial launch of the ThinPrep System for cervical cancer screening in the first quarter of 1997.

CERVICAL CANCER

  Cervical cancer is one of the most common cancers among women throughout the world, with approximately 440,000 new cases reported annually. The American Cancer Society estimates that approximately 15,800 new cases of invasive cervical cancer and 65,000 new cases of carcinoma in situ, a precancerous condition, were diagnosed in the United States in 1995. In the same year, an estimated 4,800 women died of cervical cancer in the United States. Cervical cancer is preceded by curable precancerous lesions that progress without symptoms over a period of years until they become invasive, penetrating the cervical epithelium (cellular covering) and entering the bloodstream or lymph system. In order to detect these precancerous lesions, gynecologists in the United States typically recommend annual screening examinations. If detected in the precancerous stage, virtually all cervical cancer cases are preventable. The treatment of cervical cancer after it reaches the invasive stage may require surgery, including a hysterectomy, and chemotherapy or radiation treatment, which are difficult, expensive and may not be successful.

  The factors associated with the development of cervical cancer are believed to include early sexual activity, multiple sexual partners, cigarette smoking and immunosuppression. In addition, a number of recent studies have concluded that cervical cancer is strongly correlated to the presence of certain types of HPV. According to these studies, HPV DNA is present in most cases of precancerous lesions and in more than 90% of cases of intraepithelial and invasive cancer. Cervical lesions that are HPV-negative or lacking certain types of HPV are less likely to progress to cervical cancer.

THE PAP SMEAR

 The Market for Pap Smears

  Cervical cancer screening has been conducted since the late 1940s using the Pap smear, a test developed by Dr. George Papanicolaou. In the United States, widespread and regular use of the Pap smear as a screening test has contributed to a greater than 70% decrease in mortality from cervical cancer in the past 45 years. The Pap smear is currently the most widely-used screening test for the early detection of cancer in the United States. In 1994, clinical laboratories in hospitals, commercial laboratories and privately-owned reference laboratories in the United States processed over 50 million Pap smears. The Company believes that laboratories outside of the United States processed at least 50 million additional Pap smears in 1994.

 The Pap Smear Process

  The Pap smear process involves the science of cytology, which is the microscopic interpretation of precancerous, malignant and other changes in cells. The conventional Pap smear process begins with the collection of a cervical specimen during a gynecological examination. To obtain a cervical cell sample, a sampling device, such as a brush, spatula or a "broom-like" device, is used to scrape cells from the surface of the cervix. The sample is then manually smeared onto a clean microscope slide by the physician who must then spray the slide within a few seconds with a fixative agent to prevent damage to the cell specimen from air drying. The slide is then submitted to a clinical laboratory for manual microscopic examination.

  At the laboratory, a cytotechnologist, a medical professional with special training in the examination and interpretation of human cells, conducts a microscopic review of a prepared slide to determine the adequacy of the sample and the presence of abnormal cells. In determining slide adequacy, cytotechnologists classify each slide in one of three categories: (i) satisfactory for evaluation, (ii) satisfactory but limited by ("SBLB") certain characteristics, or (iii) unsatisfactory for evaluation. The percentage of unsatisfactory and SBLB slides varies widely from laboratory to laboratory. In a 1991 study of 600 laboratories, it was reported that up to 20% of slides were classified as unsatisfactory and up to 40% were classified as SBLB. Frequent reasons for unsatisfactory or SBLB classifications include excess blood or mucus that impairs viewing or too few cells per slide.

  After determining the adequacy of the slide, the cytotechnologist manually screens each Pap smear slide with a microscope to differentiate diseased or abnormal cells from healthy cells based on size, shape and structural details of the cells and nuclei. Typically, each Pap smear slide is then classified in accordance with The Bethesda System for Reporting Cervical/Vaginal Cytologic Diagnoses ("Bethesda System") into one of the following categories: (i) Negative; (ii) Atypical Squamous Cells of Undetermined Significance/Atypical Glandular Cells of Undetermined Significance ("ASCUS/AGUS"); (iii) LGSIL; (iv) High Grade Squamous Intraepithelial Lesion ("HGSIL"); and (v) Carcinoma. Any slide classified as other than negative is considered abnormal and may be precancerous or cancerous. All abnormal slides are referred to a senior cytotechnologist and pathologist for further review and final diagnosis.

  Notwithstanding the classifications imposed by the Bethesda System, the subjective nature of the classification of Pap smear specimens results in diagnoses that vary widely among cytotechnologists, pathologists and laboratories. In 1988, to address accuracy and quality control concerns, Congress adopted the Clinical Laboratory Improvement Amendments of 1988 ("CLIA"). CLIA requires cytology laboratories to perform proficiency testing and quality control by testing cytotechnologists in order to assure a minimum level of competence and expertise. In addition, the CLIA regulations currently limit the number of slides screened per day by a cytotechnologist to 100. Certain states have also adopted regulations further limiting the number of slides which can be manually examined per day by a cytotechnologist. As a further quality control measure, the CLIA regulations require that laboratories manually rescreen at least 10% of the slides that are initially classified as negative.

  Other methods of rescreening are currently available, including computer imaging technologies that select certain negative slides or portions of negative slides for reexamination by the cytotechnologist. These computer imaging technologies are intended to provide an additional quality control measure to help identify false negative diagnoses.

 Follow-Up Treatment of Abnormal Pap Smears

  Women with abnormal Pap smears may have to return to their physician's office for a repeat Pap smear or to undergo costly colposcopy and biopsy procedures. A colposcopy involves the physician using a device to visually examine the surface of the cervix, and if necessary, performing a biopsy. Treatment of early-stage noninvasive cervical cancer may be accomplished by procedures to remove the abnormal cells. Once the cancer reaches the invasive stage, the patient's chances for recovery are diminished and more radical treatment is typically required, such as a hysterectomy and chemotherapy or radiation therapy. These procedures may expose the patient to risk and cost and result in significant physical and psychological stress.

PROBLEMS WITH THE CONVENTIONAL PAP SMEAR

  In spite of the success of the Pap smear in reducing deaths due to cervical cancer, the test has significant limitations, including inadequacies in sample collection and slide preparation, slide interpretation errors and the inability to use the specimen for additional diagnostic tests. These limitations result in a substantial number of inaccurate test results, including false negative diagnoses.

 False Negative Diagnoses

  The limitations of the conventional Pap smear method in sample collection, slide preparation and interpretation result in a substantial number of inaccurate test results in the form of false negative diagnoses. A false negative diagnosis may allow the disease to progress to a later-stage of development before being detected, thereby requiring a more expensive and invasive course of treatment and diminishing the likelihood of successful treatment. Reports of the false negative rate of the Pap test vary widely, between 5% and 55%. Studies suggest that approximately 50% of false negative diagnoses are attributable to inadequacies in sample collection and slide preparation and approximately 50% are attributable to slide interpretation errors.

 Inadequacies in Sample Collection and Slide Preparation

  There are a variety of difficulties with current methods of cell collection, cell transfer and slide preparation. These difficulties include cell loss, improper fixation of the cells (typically, from air drying), thick and uneven smearing of cells on the slide, and excess blood, mucus and other obscuring debris on the slide. A study published in the American Journal of Clinical Pathology in February 1994 reported that as much as 80% of the sample taken from a patient using the conventional Pap smear method is not transferred to the microscope slide and remains on the discarded collection device. This discarded portion of the sample may contain the abnormal cells necessary for an accurate diagnosis. In addition to the problem of cell transfer, the conventional Pap smear method produces inconsistent and non-uniform slides with extreme variability in quality, making examination difficult. The Company believes that these limitations are responsible for a large percentage of slides being classified as SBLB. These slides are more difficult to interpret and increase the uncertainty of an accurate diagnosis. Consequently, patients are often subjected to the inconvenience and expense of return office visits for repeat testing and to the anxiety resulting from the inconclusive nature of the initial test. The Company believes that these repeat visits and examinations also result in significant costs to the health care system.

 Slide Interpretation Errors

  The process of screening and interpreting a manually prepared Pap smear is complex and tedious. This process requires constant vigilance, as approximately 90% to 95% of all Pap smear diagnoses in the United States are negative. In addition, the process is prone to error as a result of the complexity of properly evaluating and categorizing subtle and minute changes in cellular or nuclear detail. The screening process requires intense visual review through a microscope of a large volume of slides, each of which typically contains 50,000 to 300,000 cervical cells. The small percentage of Pap smears that contain any abnormality may, in turn, contain only a small number of abnormal cells among the vast number of normal cells. Cytotechnologists generally review each slide for approximately five to 10 minutes and may review up to 100 slides per day. All of these factors contribute to the incidence of false negative diagnoses.

 Lack of Additional Testing Capability

  The conventional Pap smear method does not permit additional or adjunct testing from the original patient sample. The ability to produce multiple slides from a single sample could be used by clinical laboratories for follow-up testing, quality control or proficiency testing. Further, the conventional Pap smear method requires the patient to be called back to the physician's office to provide a second sample if additional testing, such as HPV testing, is desired. Recent studies correlating the presence of certain types of HPV to a higher risk of cervical cancer have suggested HPV testing as a follow-up procedure for women with a Pap smear classification of ASCUS/AGUS or LGSIL. These studies propose follow-up HPV testing as an alternative to more expensive and extensive follow-up procedures, since as many as 80% of these patients will not progress to high grade lesions or cancer. The National Cancer Institute ("NCI") and the Kaiser Foundation Research Institute are separately conducting clinical studies in the United States, using the ThinPrep method of patient sample collection and a Hybrid Capture HPV test developed by Digene, to demonstrate that supplementing cervical cancer screening with HPV testing is a cost-effective method for providing prognostic information for diagnoses that initially show minor abnormalities. The NCI estimates that expenditures associated with additional testing and care of patients with a Pap smear classification of ASCUS/AGUS or LGSIL costs the United States health care system $3.6 billion annually.

THE THINPREP SYSTEM

  Cytyc developed the ThinPrep System to address the limitations of the conventional Pap smear method. The ThinPrep System, which was cleared for marketing as a replacement for the conventional Pap smear method for cervical cancer screening by the FDA on May 20, 1996, consists of the ThinPrep 2000 Processor and related disposable reagents, filters and other supplies. The ThinPrep System is designed to reduce the incidence of false negative diagnoses, improve slide quality, reduce inconclusive SBLBs and enable a single sample to be used for additional diagnostic testing. On November 6, 1996, the FDA cleared expanded product labeling for the ThinPrep System to include the claim that the ThinPrep System is significantly more effective in detecting LGSIL and more severe lesions than the conventional Pap smear method in a variety of patient populations. This expanded labeling also indicates that the specimen quality using the ThinPrep System is significantly improved over that of the conventional Pap smear method.

  The ThinPrep process begins with the patient's cervical sample being taken by the physician using a cervical sampling device which, rather than being smeared on a microscope slide, is rinsed in a vial filled with the Company's proprietary PreservCyt Solution. This enables virtually all of the patient's cell sample to be preserved before the cells can be damaged by air drying. The ThinPrep specimen vial is then labeled and sent to a laboratory equipped with a ThinPrep 2000 Processor for slide preparation and screening.

  At the laboratory, the ThinPrep specimen vial is inserted into a ThinPrep 2000 Processor, a proprietary sample preparation device which automates the process of preparing cervical specimens. Once the vial is inserted into the ThinPrep 2000 Processor, a gentle dispersion step breaks up blood, mucus, non-diagnostic debris and large sheets of cells and homogenizes the cell population. The cells are then automatically collected on the Company's proprietary TransCyt Filter, which incorporates an eight micron membrane specifically designed to collect abnormal and cancerous cells. The ThinPrep 2000 Processor constantly monitors the rate of flow through the TransCyt Filter during the collection process in order to prevent the cellular presentation from being too scant or too dense. A thin layer of cells is then transferred to a glass slide in a 20 mm-diameter circle and the slide is automatically deposited into a preservative solution. The ThinPrep 2000 Processor allows for the processing of approximately 20 to 25 patient samples per hour.

                    THE THINPREP SAMPLE PREPARATION PROCESS

[Three diagrams depicting the ThinPrep Sample Preparation Process. The text below accompanies each of the three diagrams:]

           (1) Dispersion      (2) Cell            (3) Cell
                               Collection          Transfer
                               A gentle vacuum     After the cells
           The TransCyt        is created          are collected on
           Filter rotates      within the          the membrane,
           within the          TransCyt Filter,    the TransCyt
           sample vial,        which collects      Filter is
           creating            cells on the        inverted and
           currents in the     exterior surface    gently pressed
           fluid that are      of the membrane.    against the
           strong enough to    Cell collection     ThinPrep
           separate debris     is controlled by    Microscope
           and disperse        the ThinPrep        Slide. Natural
           mucus, but          2000 Processor's    attraction and
           gentle enough to    software that       slight positive
           have no adverse     monitors the        air pressure
           effect on cell      rate of flow        cause the cells
           appearance.         through the         to adhere to the
                               TransCyt Filter.    ThinPrep
                                                   Microscope Slide
                                                   resulting in an
                                                   even
                                                   distribution of
                                                   cells in a
                                                   defined circular
                                                   area.

  The Company's proprietary reagents and supplies include PreservCyt Solution to collect and transport cervical samples to the laboratory for optimal cell preservation and TransCyt Filters to collect cells and remove non-diagnostic debris and mucus. The Company also sells ThinPrep Microscope Slides, high-quality microscope slides manufactured to the Company's specifications, which improve cell adhesion to the slide.

 Additional ThinPrep System Applications

  The Company believes that the ThinPrep System's controlled cell collection and transfer process will permit multiple tests to be conducted from a single sample without requiring the expense, inconvenience and anxiety associated with return office visits. For example, in collaboration with Digene, the Company completed a joint clinical trial in August 1996 designed to demonstrate that the Company's PreservCyt Solution is an effective transport medium for use in the testing of cervical cell specimens using Digene's Hybrid Capture HPV test. Digene's Hybrid Capture assay is the only test cleared in the United States by the FDA for the follow-up testing of equivocal cervical cell specimens. On October 4, 1996, the Company submitted a PMA supplement to demonstrate that the Company's PreservCyt Solution is an effective transport medium for Digene's Hybrid Capture HPV test.

BENEFITS OF THE THINPREP SYSTEM

  On November 6, 1996, the FDA cleared expanded product labeling for the ThinPrep System to include the claim that the ThinPrep System is significantly more effective in detecting LGSIL and more severe lesions than the conventional Pap smear method in a variety of patient populations. The expanded labeling also indicates that the specimen quality using the ThinPrep System is significantly improved over that of the conventional Pap smear method. The Company believes that the benefits of the ThinPrep System include the following:

 Improved Accuracy

  The Company believes that the ThinPrep System improves accuracy in the detection of cervical cancer and precancerous lesions by making the slide more representative of the patient's clinical condition, improving preservation of the sample, standardizing the presentation of cells on the slide, and reducing the presence of mucus, blood and other obscuring debris. With the ThinPrep System, a thin, evenly dispersed 20 mm-diameter layer of cells is automatically deposited onto a microscope slide from the cells collected on the filter, which maximizes slide to slide uniformity and clarity. This increased clarity reduces the number of slides classified as SBLB, thereby resulting in a more definitive diagnosis and decreasing the need for calling the patient back for repeat testing.

 Standardization and Simplification of Sample Preparation Process

  The ThinPrep System standardizes and simplifies the sample preparation process. Rather than manually smearing the sample on a microscope slide and being required to immediately spray the slide with a fixative agent, the physician rinses the collection device into a vial of PreservCyt Solution. This simplified cell collection technique maximizes preservation of cell structure, minimizes cell damage due to air drying and eliminates problems associated with inconsistent smearing of cells on slides. Using the ThinPrep collection process, virtually all of the cell sample is deposited in the PreservCyt Solution for sample processing. In contrast, as much as 80% of the sample taken from the patient using the conventional Pap smear method is not transferred to the microscope slide but remains on the discarded sample device.

 Multiple Tests from Single Sample

  The conventional Pap smear only provides a single slide for interpretation. A patient's sample collected in the Company's PreservCyt Solution vial could be used for additional diagnostic testing, including HPV, chlamydia and other sexually transmitted diseases. The ability to permit multiple tests to be conducted from a single sample would allow additional testing without requiring the expense, inconvenience and anxiety associated with return office visits. This feature may also provide for laboratory implementation of quality control and proficiency of testing methods. FDA approval of new PMA applications or PMA supplements will be required before the Company may sell or promote the ThinPrep System for additional diagnostic tests. See "--
 Government Regulation."

 Improved Productivity

  The Company believes that the clear presentation of cells on slides prepared with the ThinPrep System allows for more efficient screening by reducing cytotechnologist fatigue and the amount of time required to examine each slide. A reduction in screening time allows laboratory personnel to devote more time to quality control, examination of additional samples or other activities.

CLINICAL TRIAL RESULTS

  In October 1995, the Company completed the clinical trial used to support its PMA application, which was a blinded study performed at six clinical sites in the United States, including three screening centers and three hospital sites. This clinical trial was managed by an independent contract research organization which monitored the clinical sites, compiled the data and performed statistical analysis. The study was designed to rigorously compare the effectiveness of the ThinPrep System to the conventional Pap smear method for the detection of precancerous lesions of the cervix. Specimen adequacy was also compared.

  The clinical trial protocol was designed as a split sample, matched pair study, from which a conventional Pap smear was prepared first and the remainder of the sample was rinsed into a vial of PreservCyt Solution. A ThinPrep slide was then prepared from the vial. ThinPrep and conventional Pap smear slides were processed independently. Different cytotechnologists performed the initial screening of the ThinPrep and conventional slides. Special reporting forms containing patient history as well as a checklist of all possible categories of the Bethesda System were used to record the results of the initial screening. An independent pathologist reviewed all discrepant, borderline, positive and a random 5% of negative slides in a blinded fashion to provide a further objective review of the results.

  A total of 6,747 patients at six clinical sites in the United States, including three hospital sites and three screening sites, were included in the primary data analysis of the clinical trial. Combining the results of all six sites, the ThinPrep System demonstrated a statistically significant 18% improvement in the detection of disease (LGSIL or higher classification) as compared to the conventional Pap smear. The results from the three screening centers indicated a 65% improvement in the detection of disease, while in the three hospital sites in which patients had historically exhibited high prevalence rates of cervical abnormalities, the ThinPrep method demonstrated a 6% improvement. Based on the clinical trial results, the FDA cleared expanded product labeling for the ThinPrep System to include that the ThinPrep System is significantly more effective in detecting LGSIL and more severe lesions than the conventional Pap smear method in a variety of patient populations.

  The Company believes that the difference in the results of the screening centers and the hospital sites was due to the characteristics of the patient populations of the two groups. The screening centers serve a patient population of primarily low to moderate risk patients. The three hospital sites serve high risk, primarily inner city populations where the rates of gynecological infection were as high as 49%. The Company believes that this factor reduced the ability to discriminate between the performance of the ThinPrep System and the conventional Pap smear method. Market data indicate that approximately 97% of all samples taken for cervical cancer screening in the United States are obtained from patients seen in clinics and physicians' offices for routine examinations. Patients seen in hospital outpatient departments or emergency rooms represent only approximately 3% of the total Pap smears taken annually. The Company therefore believes that the screening centers used in the clinical trial are more representative of the cervical samples taken in routine examinations in the United States.

  Slides from each patient were also evaluated for specimen adequacy. Combining the results of all six sites, the ThinPrep System reduced the SBLB classification rate of specimen adequacy by 29%, a statistically significant reduction. The Company believes, based on data submitted with its PMA application, that the ThinPrep System may reduce SBLB classifications by as much as 50% if the immersion of the sampling device in the PreservCyt Solution occurs directly after the sample is taken rather than after the preparation of a conventional Pap smear slide. The direct immersion procedure reflects the intended use of the ThinPrep System in clinical practice. Based on the clinical trial results, the FDA cleared expanded product labeling for the ThinPrep System to include that the specimen quality using the ThinPrep System is significantly improved over that of the conventional Pap smear method.

NON-GYNECOLOGICAL CYTOLOGY

  In May 1991, the Company began commercial shipments of the ThinPrep Processor to cytology laboratories in the United States for use in non-gynecological testing applications. There are currently over 450 ThinPrep 2000 Processors and predecessor instruments installed in clinical laboratories and hospitals worldwide. Non-gynecological specimens include sputum; voided and catheterized urine; body fluids such as peritoneal fluid, ascites fluid, or cerebrospinal fluid; brushing of respiratory or gastrointestinal tracts; and fine needle aspiration specimens obtained from a variety of sources such as the breast, thyroid, lung or liver. These samples are evaluated in patients in whom malignancy is strongly suspected or as follow-up information in patients previously diagnosed and treated for cancer.

BUSINESS STRATEGY

  Cytyc's objective is to establish the ThinPrep System as the standard of care for the collection, preservation and slide preparation of cervical cell specimens. The key elements of the Company's strategy are:

  Market to Health Care Providers, Third-Party Payors and Clinical Laboratories. The Company's strategy is to achieve market acceptance of the ThinPrep System for cervical cancer screening through the use of a direct marketing and sales organization to promote the clinical and patient care benefits of the ThinPrep System. This organization will focus on health care providers, third-party payors and clinical laboratories to stimulate demand for the ThinPrep Pap Test, to facilitate reimbursement and to demonstrate the economic and clinical benefits of the ThinPrep System. As of December 31, 1996, the Company had 46 marketing, sales and customer support professionals, and intends to substantially increase such number in the forseeable future. In addition, the Company intends to expand educational and promotional activities in major metropolitan areas in the United States.

  Establish Reimbursement by Third-Party Payors. The Company plans to assist clinical laboratories in obtaining reimbursement for the ThinPrep System for cervical cancer screening from a broad range of third-party payors, including managed care organizations, private insurers, and Medicare and Medicaid. The Company believes that its clinical trial results and expanded product labeling may assist in obtaining reimbursement for the ThinPrep Pap Test. While the Company's customers are currently seeking reimbursement under a non-specific CPT code, the Company is petitioning to modify an existing CPT code or to establish a separate CPT code for third-party reimbursement for cervical cancer screening tests using the ThinPrep System.

  Expand and Leverage Installed Customer Base. The Company will seek to expand and leverage its installed customer base of over 350 ThinPrep 2000 Processors and 100 predecessor instruments so that existing customers will have the capability to perform cervical cancer screening. Broadening its installed base of systems will also expand the Company's opportunity to market and sell its related disposable reagents, filters and other supplies.

  Expand Applications of ThinPrep Technology. The Company believes that the collection and preservation methods used in the ThinPrep System may be suited for other types of diagnostic testing, including testing for HPV, chlamydia and other sexually transmitted diseases. The Company intends to pursue licensing and collaboration arrangements with other companies to perform diagnostic tests developed by these companies using the original patient sample obtained by the ThinPrep System's cell collection and transfer process. For example, in collaboration with Digene, the Company completed a joint clinical trial in August 1996 designed to demonstrate that the Company's PreservCyt Solution is an effective transport medium for use in the testing of cervical cell specimens using Digene's Hybrid Capture HPV test. On October 4, 1996, the Company submitted a PMA supplement to cover this additional application of the ThinPrep technology. In addition, the Company believes that the ability to make multiple slides from a single sample will allow the Company to pursue quality control and proficiency testing applications of its ThinPrep technology.

MARKETING AND SALES

  The Company's marketing and sales strategy is to achieve broad market acceptance of the ThinPrep System for cervical cancer screening. A critical element of this strategy is to utilize the results of the Company's 1995 clinical trial and expanded FDA labeling to demonstrate the safety and efficacy of the ThinPrep System to health care providers, third-party payors and clinical laboratories. The Company believes that coordination of the activity of these three market segments is necessary to achieve the desired level of market penetration of the ThinPrep System. To accomplish this, the Company is expanding its direct sales organization in the United States supported by customer and technical service representatives.

  Health Care Providers. The Company is expanding its direct marketing and sales organization to promote the benefits of the ThinPrep System to health care providers, primarily obstetricians and gynecologists, who perform a high volume of Pap smear tests in targeted markets in the United States. This direct sales activity will be supported by focused medical education events, medical advertising and other promotional activities.

  Third-Party Payors. The Company will employ a direct marketing and sales organization to promote the clinical and economic benefits of the ThinPrep System to medical and financial decision makers at national managed care organizations, major private insurers and regional and local third-party payors. The Company's marketing efforts will also include advertising and promotional programs that specifically focus on the clinical and economic benefits of the ThinPrep System.

  Clinical Laboratories. The Company will continue to market directly to clinical laboratories through its direct sales organization, as well as to conduct promotional activities and provide customer support and service programs. The Company also employs cytotechnologists who will conduct all initial customer training and applications support. The Company's direct marketing and sales organization will focus on the economic benefits of the ThinPrep System for clinical laboratories.

  As of December 31, 1996, the Company employed 46 persons in sales, marketing and customer support. The Company is also evaluating the use of other marketing and sales channels, both domestic and international, including contract sales organizations, distributors and marketing partners. Due to limited market awareness of the ThinPrep System, the Company believes that the sales effort will involve a lengthy process, requiring the Company to educate health care providers and third-party payors regarding the clinical benefits and cost-effectiveness of the ThinPrep System. The Company's success and growth will depend on market acceptance of the ThinPrep System among health care providers, third-party payors and clinical laboratories.

  The Company will continue to sell the ThinPrep 2000 Processor to customers and charge separately for related disposable reagents, filters and supplies. The Company has established domestic list prices for the ThinPrep 2000 Processor of $39,000 per processor and for the ThinPrep Pap Test, including related disposable reagents, filters and supplies, of $9.75 per test. In the past, the Company has offered discounts to stimulate demand for the ThinPrep System and may elect to do so in the future, which discounts could have a material adverse effect on the Company's business, financial condition and results of operations.

  In order to effectively market the ThinPrep System for cervical cancer screening, the Company will need to substantially increase its marketing and sales capabilities. No assurance can be given that the Company's direct sales force will succeed in promoting the ThinPrep System to health care providers, third-party payors or clinical laboratories, or that additional marketing and sales channels will be successfully established. While the Company is currently evaluating marketing and sales channels abroad, including contract sales organizations, distributors and marketing partners, the Company has established very limited foreign sales channels. There can be no assurance that the Company will be able to recruit and retain skilled marketing, sales, service or support personnel or foreign distributors, or that the Company's marketing and sales efforts will be successful. Failure to successfully expand its marketing and sales capabilities in the United States or establish its international marketing and sales organization internationally would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's marketing success in the United States and abroad will depend on whether it can obtain required regulatory approvals, successfully demonstrate the cost-effectiveness of the ThinPrep System, further develop its direct sales capability and establish arrangements with contract sales organizations, distributors and marketing partners. Failure by the Company to successfully market its products would have a material adverse effect on the Company's business, financial condition and results of operations.

RESEARCH AND DEVELOPMENT

  The Company's research and development strategy is to continue to develop innovative medical diagnostic applications of the ThinPrep technology and to continue to enhance the ThinPrep System. The Company has established a program to further enhance and automate the ThinPrep Processor. The Company's next generation model, the ThinPrep 3000 Processor, is being designed to provide batch processing and walk-away capability by increasing capacity to 80 sample vials and more fully-automating the slide preparation process. There can be no assurance that the ThinPrep 3000 will be successfully developed, receive necessary regulatory approvals, or be successfully commercialized.

  The Company is also evaluating additional diagnostic applications of its ThinPrep technology in testing for the presence of other types of cancers and sexually transmitted diseases. The Company has not yet determined which of these applications, if any, it will seek to develop and commercialize. There can be no assurance that the Company will be successful in developing or marketing additional applications. Furthermore, any additional applications will require submission of a PMA application or PMA supplement prior to the marketing of such applications. There can be no assurance that the FDA would approve such submissions on a timely basis, if at all. See "-- Government Regulation."

  In addition, the Company is evaluating the use of certain automated rescreening methods in conjunction with the ThinPrep System. Such systems use imaging technology to identify slides as more likely to contain cellular abnormalities. On November 8, 1996, the Company and Neopath announced the completion of a joint study of the feasibility of screening cervical specimens using the ThinPrep System in conjunction with Neopath's AutoPap QC. Additional development work would be required prior to application to the FDA for the use of such systems in combination. There can be no assurance that either company will conduct further development work with respect to this study or that the Company will be able to integrate successfully the ThinPrep technology with any automated rescreening technology.

  As of December 31, 1996, the Company had 30 employees engaged in research and development. The Company's expenditures for research and development (which includes clinical trials, regulatory affairs and engineering) were approximately $3.1 million, $2.2 million, $3.9 million and $3.3 million, for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1996, respectively.

THIRD-PARTY REIMBURSEMENT

  The Company intends to focus on obtaining coverage and reimbursement from major national and regional managed care organizations and insurance carriers throughout the United States. Most of the third-party payor organizations independently evaluate new diagnostic procedures by reviewing the published literature and the Medicare coverage and reimbursement policy on the specific diagnostic procedure. To assist the third-party payors in their respective evaluations of the ThinPrep System, the Company provides scientific and clinical data to support its claims of the safety and efficacy of the ThinPrep System. The Company believes that the ThinPrep System will allow for earlier detection of LGSIL and more severe lesions and result in less aggressive and costly treatment procedures. In addition, the Company expects that the ThinPrep System will significantly improve specimen adequacy, thereby reducing repeat office visits and test procedures and thus overall management costs. The Company will focus on earlier disease detection and cost savings benefits in establishing reimbursement for the ThinPrep method for cervical cancer screening.

  In the United States, the current rate of reimbursement to laboratories from managed care organizations and other third-party payors to screen conventional Pap smears ranges from $6.00 to $36.00 per test, with $17.00 as the most common rate of reimbursement. The Company has established a list price for the ThinPrep Pap test, including related disposable reagents, filters and supplies of $9.75 per test. The Company believes that the $9.75 cost per ThinPrep Pap Test, plus a laboratory mark-up, will be billed to third-party payors and result in a higher cost than the current charge for conventional Pap tests.

  Successful sales of the ThinPrep System for cervical cancer screening in the United States and other countries will depend on the availability of reimbursement from third-party payors such as private insurance

HealthCare announced that it will expand its health care coverage to include the ThinPrep Pap Test, however, the applicable rate of reimbursement has yet to be negotiated between United HealthCare or its various plans and the specific clinical laboratories servicing such plans. There can be no assurance that additional third-party payors will provide such coverage, that reimbursement levels will be adequate or that health care providers or clinical laboratories will use the ThinPrep System for cervical cancer screening in lieu of the conventional Pap smear method. There is significant uncertainty concerning third-party reimbursement for the use of any medical device incorporating new technology. Reimbursement by a third-party payor depends on a number of factors, including the level of demand by health care providers and the payor's determination that the use of the ThinPrep System represents a clinical advance compared to current technology and is safe and effective, medically necessary, appropriate for specific patient populations and cost-effective. Since reimbursement approval is required from each payor individually, seeking such approvals is a time-consuming and costly process which requires the Company to provide scientific and clinical data to support the use of the ThinPrep System to each payor separately. There can be no assurance that third-party reimbursement will be available for the ThinPrep System or any other products that may be developed by the Company, or that such third-party reimbursement, if obtained, will be adequate.

  A key component in the reimbursement decision by most private insurers and the United States Health Care Financing Administration, which administers Medicare, is the assignment of a CPT code which is used in the submission of claims to insurers for reimbursement for medical services. CPT codes are assigned, maintained and revised by the CPT Editorial Board administered by the American Medical Association. Although the Company has commenced sales of the ThinPrep Pap Test, to date reimbursement has only been obtained through the use of a non-specific CPT code. The Company has petitioned the CPT Editorial Board to modify an existing CPT code or to establish a separate CPT code for the ThinPrep System for cervical cancer screening. The Company believes that the CPT Editorial Board will render a decision on the Company's petition at its regularly scheduled meeting to address such matters in the second quarter of 1997, and which if approved, such code will not be available for use prior to 1998. Failure to secure a modification to an existing code or to establish a separate code from the CPT Editorial Board could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company has very limited experience in obtaining reimbursement for its products in the United States or other countries. In addition, third-party payors are routinely limiting reimbursement and coverage for medical devices and in many instances are exerting significant pressure on medical suppliers to lower their prices. Lack of or inadequate reimbursement by government and other third-party payors for the Company's products would have a material adverse effect on the Company's business, financial condition and results of operations. Further, outside of the United States health care reimbursement systems vary from country to country, and there can be no assurance that third-party reimbursement will be made available at an adequate level, if at all, for the ThinPrep System under any other reimbursement system.

MANUFACTURING

  The Company manufactures its ThinPrep 2000 Processors and filters and purchases related disposable reagents and supplies from third parties. In June 1996, the Company moved from a 17,500 square foot facility to a 51,000 square foot facility. The Company believes that its existing manufacturing system is inadequate to meet the full-scale production demands for the ThinPrep System for cervical cancer screening. The Company is currently installing new custom-built automated equipment for the high-volume manufacture of disposable filters for use in connection with the ThinPrep System, which the Company expects will be fully operational in the first half of 1997.

  The Company has limited manufacturing experience, and there can be no assurance that the Company will be able to recruit and retain a sufficient number of skilled manufacturing personnel or manufacture and supply the ThinPrep System including the related disposable reagents, filters and other supplies in a timely manner, or at a cost or in quantities necessary to make them commercially viable. The Company's manufacturing process is subject to pervasive and continuing regulation by the FDA, including the FDA's GMP requirements. Failure to comply with such regulations would materially impair the Company's ability to achieve or maintain commercial-scale production. Further, any failure of the custom-built equipment to perform to the Company's specifications or expectations, or any other delay in the full implementation of such equipment due to necessary training of the Company's personnel or otherwise, could further impair the Company's ability to establish full-scale production capability in a timely manner, or at all. If the Company is unable to achieve full-scale production capability on a timely basis, or to sustain such capability, the acceptance by the market of the Company's ThinPrep System could be impaired and such inability would have a material adverse effect on the Company's business, financial condition and results of operations. Further, the Company has limited manufacturing experience with the ThinPrep System and, accordingly, there can be no assurance that the Company's ThinPrep System for cervical cancer screening will perform adequately in the field when subjected to use under a variety of conditions. As a result, the Company may be subject to total or partial suspension of production, withdrawal of approval, and recall or seizure or products in the event of product malfunction or failure.

  The Company is seeking ISO 9001 registration, an international quality standard, and is seeking the "CE" mark for its ThinPrep System. The CE mark is recognized by countries that are members of the European Union and the European Free Trade Association and, effective in 1998, will be required to be affixed to all medical devices sold in the European Union. There can be no assurance that the Company will be able to attain or maintain compliance with GMP requirements, obtain the CE mark for the ThinPrep System, or satisfy ISO 9001 standards. Failure to either attain or maintain compliance with the applicable manufacturing requirements of various regulatory agencies would have a material adverse effect on the Company's business, financial condition and results of operations.

  Certain key components of the Company's ThinPrep System are currently provided to the Company by single sources. In the event that the Company is unable to obtain sufficient quantities of such components on commercially reasonable terms, or in a timely manner, the Company would not be able to manufacture its products on a timely and cost-competitive basis, which would have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION

  The manufacture and sale of medical diagnostic devices intended for commercial use are subject to extensive governmental regulation in the United States and in other countries. The Company's existing products, including the ThinPrep System, are regulated in the United States as medical devices by the FDA under the Federal Food, Drug, and Cosmetic Act ("FDC Act") and generally require premarket clearance or premarket approval prior to commercial distribution. In addition, certain material changes or modifications to medical devices also are subject to the FDA review and clearance or approval. Pursuant to the FDC Act, the FDA regulates the research, testing, manufacture, safety, labeling, storage, record keeping, advertising, distribution and production of medical devices in the United States. Noncompliance with applicable requirements can result in failure of the government to grant premarket approval for devices, withdrawal of clearances or approvals, total or partial suspension of production, fines, injunctions, civil penalties, recall or seizure of products, and criminal prosecution.

  Medical devices are classified into one of three classes, Class I, II or III, on the basis of the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness. Class I devices are subject to general controls (e.g., labeling, premarket notification and adherence to GMPs). Class II devices are subject to general controls and to special controls (e.g., performance standards, postmarket surveillance, patient registries and other FDA guidelines). Generally, Class III devices are those which must receive premarket approval by the FDA to ensure their safety and effectiveness (e.g., life-sustaining, life-supporting and implantable devices, or new devices which have not been found substantially equivalent to legally marketed devices), and require clinical testing to ensure safety and effectiveness and FDA approval prior to marketing and distribution. The FDA also has the authority to require clinical testing of Class I and II devices. A PMA application must be filed if the proposed device is not substantially equivalent to a legally marketed predicate device or if it is a Class III preamendment device for which the FDA has called for such applications.

  If human clinical trials of a device are required and the device presents a "significant risk," the sponsor of the trial (usually the manufacturer or distributor of the device) is required to file an investigational new device ("IDE") application prior to commencing human clinical trials. The IDE application must be supported by data, typically including the results of animal and laboratory testing. If the IDE application is approved by the FDA and one or more appropriate institutional review boards ("IRBs"), clinical trials may begin at a specified number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a "nonsignificant risk" to the patient or is an exempt diagnostic device, a sponsor may begin the clinical trial after obtaining approval for the study from one or more appropriate IRBs, but FDA approval is not required. Sponsors of clinical trials are permitted to sell devices distributed in the course of the study provided compensation does not exceed recovery of the cost of manufacture, research, development and handling.

  Generally, before a new device can be introduced into the market in the United States, the manufacturer or distributor must obtain FDA clearance of a 510(k) premarket notification or approval of a PMA application. If a medical device manufacturer or distributor can establish that a device is "substantially equivalent" to a legally marketed Class I or Class II device, or to a preamendment Class III device for which the FDA has not called for PMA applications, the manufacturer or distributor may seek clearance from the FDA to market the device by filing a 510(k) premarket notification. The 510(k) notification may need to be supported by appropriate clinical data.

  Following submission of a 510(k) premarket notification, the manufacturer or distributor may not place the device into commercial distribution until an order is issued by the FDA. No law or regulation specifies the time limit by which the FDA must respond to a 510(k) premarket notification. An FDA order may declare that the device is substantially equivalent to another legally marketed device and allow the proposed device to be marketed in the United States. The FDA, however, may determine that the proposed device is not substantially equivalent or require further information, including clinical data, to make a determination of substantial equivalence. Such determinations or requests for additional information could prevent or delay market introduction of the product that is the subject of the 510(k) premarket notification.

  In 1990, the FDA determined that the ThinPrep System when used for non-gynecological applications is a Class I device, but the FDA exempted it from the 510(k) requirement that ordinarily applies to a Class I device. The ThinPrep System for non-gynecological applications remains subject to other general controls, including GMP requirements, which include elaborate testing, control, documentation and other quality assurance procedures. The FDA has recently finalized changes to the GMP regulations, including design control and service record requirements, that likely will increase the cost of compliance. The Company does not at present have any other Class I or II devices.

  If a manufacturer or distributor of a proposed device cannot establish that the device is substantially equivalent to a legally marketed device, the manufacturer or distributor must seek marketing approval of the proposed device through submission of a PMA application. A PMA application must be supported by extensive data, including preclinical and clinical trial data, as well as extensive literature to prove the safety and effectiveness of the device.

  Upon receipt of the PMA application, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit a substantive review. If the FDA so determines, the FDA will "accept the PMA for filing." An FDA review of a PMA application for medical devices typically takes from six months to three years from the date the PMA application is filed, but may take significantly longer. The review time is often significantly extended by requests from the FDA for more information or clarification of information already provided in the submission. During the review period, an advisory committee, including clinicians, may be convened to review and evaluate the application and provide recommendations to the FDA as to whether the device should be approved. In addition, the FDA will inspect the applicant's manufacturing facility to ensure compliance with GMP requirements prior to approval of a PMA application. The FDA also may conduct bioresearch monitoring inspections of the clinical trial sites and the PMA applicant to ensure data integrity, and that the studies were conducted in compliance with the applicable FDA regulations.

  The PMA process can be expensive, lengthy and uncertain. There can be no assurance that the Company will be able to obtain necessary regulatory approvals for any proposed future products. The loss of previously received approvals, or failure to comply with existing or future regulatory requirements, would have a material adverse effect on the Company's business, financial condition and results of operations.

  The FDA's regulations require agency approval of a PMA supplement for certain changes if they affect the safety and effectiveness of the device, including, but not limited to, new indications for use; labeling changes; the use of a different facility or establishment to manufacture, process, or package the device; changes in manufacturing facilities, methods, or quality control systems; and changes in performance or design specifications.

  The ThinPrep System for cervical cancer screening is a Class III device that received PMA approval in May 1996. The Company anticipates that other applications for the ThinPrep System will require FDA approval of a PMA supplement or a new PMA application. There can be no assurance that such approvals will be obtained on a timely basis, or at all.

  The ThinPrep System is, and any other products manufactured or distributed by the Company pursuant to an approved PMA application and supplements will be subject to pervasive and continuing regulation by the FDA, including record-keeping requirements, reporting of adverse experience with the use of the device, postmarket surveillance, postmarket registry and other actions as deemed necessary by the FDA. Product labeling and promotional activities are also subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. Products may only be promoted by the Company and any of its distributors for their approved indications. No assurance can be given that modifications to the labeling which may be required by the FDA in the future will not adversely affect the Company's ability to market or sell the ThinPrep Processor.

  The Company also is subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future, or that such laws or regulations will not have a material adverse effect upon the Company's business, financial condition and results of operations.

  Sales of medical devices outside of the United States are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ. No assurance can be given that such foreign regulatory approvals will be granted on a timely basis, or at all. Exports of products subject to the 510(k) notification requirements, but not yet cleared to market, are permitted without FDA export approval provided certain requirements are met. Unapproved products subject to the PMA requirements must receive prior FDA export approval unless they are approved for use by any member country of the European Union and certain other countries, including Australia, Canada, Israel, Japan, New Zealand, Switzerland and South Africa, in which case they can be exported to any country without prior FDA approval. There can be no assurance that the Company will meet the FDA's export requirements or receive FDA export approval when such approval is necessary, or that countries to which the devices are to be exported will approve the devices for import. Failure of the Company to meet the FDA's export requirements or obtain FDA export approval when required to do so, or to obtain approval for import, could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company is currently installing new custom-built automated manufacturing equipment, which incorporates new materials handling procedures that are intended to increase production capacity. Such equipment is expected to be operational in the first half of 1997. The Company believes that use of this equipment will not require a PMA supplement and, accordingly, intends to report the change to the FDA in the Company's May 1997 PMA annual report, which must report changes made without filing a PMA supplement. There can be no assurance, however, that the FDA will agree that the change does not require approval of a new PMA supplement. If the FDA were to require the Company to submit a PMA supplement, the Company could also be prohibited from distributing product manufactured with the new equipment until after approval was obtained. In the interim, the Company would be restricted to using its current equipment, which has more limited production capacity. Such reduction in capacity and limitations on the sale of product could have a material adverse effect on the Company's business, financial condition and results of operation.

  In July 1996, the Company filed a PMA supplement requesting approval of the ThinPrep System using the endocervical brush sampling device, which is a commonly used method of collecting samples for conventional Pap smears. The ThinPrep System is currently approved for use only with a "broom-like" sampling device, which was developed more recently and is not as widely used as the brush and spatula. There can be no assurance that the FDA will approve the PMA supplement in a timely fashion, or at all. A delay in obtaining, or failure to obtain, such approval could have a material adverse effect on the Company's to gain market acceptance.

  In September 1996, the Company submitted a PMA supplement requesting the FDA's approval of certain manufacturing process and material changes (and other related changes to the device, including a software modification). There can be no assurance that the FDA will approve the PMA Supplement on a timely basis, if at all.

  In October 1996, the Company filed a PMA supplement requesting approval of the use of PreservCyt Solution as an alternative transport medium for gynecologic specimens tested with the Digene's Hybrid Capture HPV DNA test. The approval of the PMA supplement is necessary in order for the Company to promote the ThinPrep System as capable of conducting Digene's assay and cervical cancer screening from a single specimen. There can be no assurance that the FDA will agree that the clinical data from that study supports approval of the PMA supplement, nor can there be any assurance that the FDA will approve the PMA supplement in a timely fashion, if at all. A delay in obtaining, or failure to obtain, such approval could have a material adverse effect on the Company's ability to gain market acceptance based on the ThinPrep System's capability of conducting multiple tests from a single specimen.

  The laboratories that would purchase the ThinPrep System are subject to extensive regulation under the Clinical Laboratory Improvement Amendments of 1988 (CLIA). There can be no assurance what effect, if any, positive or negative, future changes in CLIA requirements on laboratories might have on sales of the ThinPrep System. If the ThinPrep System does not comply with CLIA requirements, there would be a material adverse effect on sales of the ThinPrep System.

PATENTS, COPYRIGHTS, LICENSES AND PROPRIETARY RIGHTS

  The Company relies on a combination of patents, trade secrets, copyrights and confidentiality agreements to protect its proprietary technology, rights and know-how. The Company holds seven issued United States patents, and has three United States patent applications pending, relating to various aspects of its ThinPrep technology. There can be no assurance, however, that pending patent applications will ultimately issue as patents or that the claims allowed in any of the Company's existing or future patents will provide competitive advantages for the Company's products or will not be successfully challenged or circumvented by competitors. Under current law, patent applications in the United States are maintained in secrecy until patents are issued and patent applications in foreign countries are maintained in secrecy for a period after filing. The right to a patent in the United States is attributable to the first to invent, not the first to file a patent application. The Company cannot be sure that its products or technologies do not infringe patents that may be granted in the future pursuant to pending patent applications or that its products do not infringe any patents or proprietary rights of third parties. In the event that any relevant claims of third-party patents are upheld as valid and enforceable, the Company could be prevented from selling its products or could be required to obtain licenses from the owners of such patents or be required to redesign its products to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to the Company or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement. The Company's failure to obtain these licenses or to redesign its products would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the obligations of employees of the Company and third parties with whom the Company has entered into confidentiality agreements to maintain the confidentiality of such trade secrets and proprietary information will effectively prevent disclosure of the Company's confidential information or provide meaningful protection for the Company's confidential information if there is unauthorized use or disclosure, or that the Company's trade secrets or proprietary information will not be independently developed by the Company's competitors. In addition, the Company is the exclusive licensee of certain patented technology from DEKA for use in the field of cytology related to the fluid pumping system used in the ThinPrep System. The Company is obligated to pay royalties equal to 1% of net sales of the ThinPrep Processor, filter cylinder disposable products which are used in the ThinPrep System, and improvements made by the Company relating to such items. The license provides that it may be terminated (i) by mutual written consent of both parties or (ii) by DEKA on written notice to the Company in the event that the license is assigned without the consent of DEKA. Failure by the Company to maintain rights to such technology could have a material adverse effect on the Company's business, financial condition and results of operations. The Company also holds unregistered rights to copyrights on documentation and operating software developed by it for the ThinPrep System. There can be no assurance that any copyrights owned by the Company will provide competitive advantages for the Company's products or will not be challenged or circumvented by its competitors. Litigation may be necessary to defend against claims of infringement, to enforce patents and copyrights of the Company, or to protect trade secrets and could result in substantial cost to, and diversion of effort by, the Company. There can be no assurance that the Company would prevail in any such litigation. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States.

COMPETITION

  The Company faces direct competition from a number of publicly-traded and privately-held companies, including other manufacturers of thin layer slide preparation systems. Many of the Company's existing and potential competitors have substantially greater financial, marketing, sales, distribution and technical resources than the Company, and more experience in research and development, clinical trials, regulatory matters, manufacturing and marketing. In addition, many of these companies may have established third-party reimbursement for their products. Several established medical device manufacturers produce thin layer slide preparation systems for use in non-gynecological testing applications, at least one of which has achieved brand-name recognition and significant penetration in the non-gynecological cytology market. The Company believes that another competitor, AutoCyte, Inc., is conducting clinical trials of a system for the production and automated analysis of thin-layer slides, a potential alternative to the conventional Pap smear and the ThinPrep Pap Test. The development, FDA approval and commercial marketing of such systems for cervical cancer screening could have a material adverse effect on the Company's business, financial condition and results of operations. In addition to direct competition, the Company faces indirect competition primarily from two companies, Neopath and Neuromedical Systems, Inc., both of which currently market imaging systems to reexamine or rescreen conventional Pap smears previously diagnosed as negative. The Company believes that these rescreening systems, as currently sold, could not be used with the ThinPrep System, and, therefore, if either of such systems is installed at or used by hospitals and reference laboratories, the Company's ability to market its products to such hospitals and laboratories could be materially adversely affected. In addition, if either company receives FDA approval of its system as a primary screening system to replace some or all of the manual screening of conventional Pap smears, marketing of these systems for such purpose could have a material adverse effect on the Company's business, financial condition and results of operations. The medical device industry is characterized by rapid product development and technological advances. The Company's products could be rendered obsolete or uneconomical by the introduction and market acceptance of competing products, by technological advances of the Company's current or potential competitors or by other approaches. The Company competes on the basis of a number of factors, including manufacturing efficiency, marketing and sales capabilities and customer service and support, areas in which the Company currently has limited experience. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competition, including the development and commercialization of new products and technology, will not have a material adverse effect on the Company's business, financial condition or results of operations.

PRODUCT LIABILITY

  Commercial use of any Company products may expose the Company to product liability claims. The Company currently has limited product liability insurance. The medical device industry has experienced increasing difficulty in obtaining and maintaining reasonable product liability coverage, and substantial increases in insurance premium costs in many cases have rendered coverage economically impractical. There can be no assurance that the Company's existing product liability insurance will be adequate or that additional product liability insurance will be available to the Company when needed at a reasonable cost or that any product liability claim would not have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

  As of December 31, 1996, the Company employed 124 persons, including 30 persons in manufacturing, field service and quality assurance, 30 persons in research and development, 46 persons in sales, marketing and customer support and 18 persons in administrative capacities. The Company is not subject to any collective bargaining agreements, has never experienced a work stoppage and considers its relations with its employees to be good.

FACILITIES

  The Company's executive offices and manufacturing operations are located in Boxborough, Massachusetts in a leased facility consisting of approximately 51,000 square feet. The lease of this facility has a term of seven years, with an option to extend the term for an additional five years. The Company believes this facility will satisfy its principal facilities requirements for the foreseeable future.

LEGAL PROCEEDINGS

  The Company is not a party to any material legal proceedings and is not aware of any threatened litigation that could have a material adverse effect upon the Company's business, financial condition and results of operations.

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

  The executive officers, directors and key employees of the Company are as follows:

     NAME                           AGE                 POSITION
     ----                           ---                 --------
   Patrick J. Sullivan.............  44 President, Chief Executive Officer and
                                         Director
   Joseph W. Kelly.................  52 Vice President, Chief Financial Officer,
                                         Treasurer and Secretary
   Daniel J. Levangie..............  46 Vice President of Sales
   Ted S. Geiselman................  40 Vice President of Engineering and
                                         Operations
   Michael F. Adams................  40 Vice President of Regulatory Affairs
   David J. Zahniser, Ph.D. .......  44 Vice President of Scientific Affairs
   Victoria S. Robinson............  39 Vice President of Service Operations
   Robert J. Silverman.............  37 Vice President of Marketing
   James Linder, M.D...............  41 Medical Director
   Frederick R. Blume (1)..........  54 Director
   Guy de Chazal (2)...............  49 Director
   Janet G. Effland (1)............  48 Director
   Franklin J. Iris (2)............  66 Director
   Edwin M. Kania, Jr..............  39 Director
   C. William McDaniel (2).........  56 Director
   Monroe Trout, M.D. (1)..........  65 Director

--------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.

  Patrick J. Sullivan has served as President and Chief Executive Officer and as a director of the Company since March 1994. From January 1991 to March 1994, Mr. Sullivan served as Vice President of Sales and Marketing and subsequently as Senior Vice President. Prior to joining the Company, Mr. Sullivan was employed in several marketing positions for five years by Abbott Laboratories, a diversified health care company. Prior to that, Mr. Sullivan was a consultant with McKinsey and Company, an international management consulting firm. Mr. Sullivan is a graduate of the United States Naval Academy and received an M.B.A. from Harvard University.

  Joseph W. Kelly joined the Company in November 1995 as Vice President, Chief Financial Officer, Treasurer and Secretary. From 1984 through March 1995, Mr. Kelly held a variety of positions including Chairman, Chief Executive Officer and Chief Financial Officer of Crop Genetics International, a publicly held biotechnology company. From 1966 to 1983, Mr. Kelly held various positions, including Partner, with Deloitte Haskins & Sells (now Deloitte & Touche), an international consulting and accounting firm. Mr. Kelly is a Certified Public Accountant and received his B.B.A. from Niagara University.

  Daniel J. Levangie joined the Company in June 1992 as Director of Sales, North America. In March 1994, Mr. Levangie was promoted to Vice President of Sales and Marketing. From March 1994 to October 1996, Mr. Levangie served as Vice President of Sales and Marketing and since October 1996, has served as Vice President of Sales. Prior to joining the Company, Mr. Levangie held a variety of sales and marketing positions with Abbott Laboratories, a diversified health care company, from 1975 through 1992. Mr. Levangie received a B.S. degree in Pharmacy from the College of Pharmacy & Allied Health Sciences of Northeastern University.

  Ted S. Geiselman joined the Company in October 1993 as Vice President of Engineering. In April 1994, Mr. Geiselman assumed responsibility for manufacturing operations. Prior to joining the Company, Mr. Geiselman was the Director of Instrument Systems/Technology Management at Baxter Diagnostics, a medical diagnostic company, from March 1991 through October 1993. Mr. Geiselman received a B.S. in Mechanical Engineering from Pennsylvania State University.

  Michael F. Adams joined the Company as Vice President of Regulatory Affairs in November 1994. Prior to joining the Company, Mr. Adams held a variety of positions for the USCI Division of C.R. Bard, a medical device manufacturer, from February 1991 through November 1994, most recently as Vice President, Regulatory Affairs-Interventional Cardiology. From 1986 to 1991, Mr. Adams was the Manager, Regulatory Affairs and Quality Assurance for the Sterimatics Division of Millipore Corporation, a biotechnology company. Mr. Adams is a Certified Regulatory Affairs Professional and holds a B.S. degree in Applied Chemistry from the University of Massachusetts-Lowell.

  David J. Zahniser, Ph.D., joined the Company in February 1989 as Scientific Director. In April 1993 he was promoted to Vice President of Scientific Affairs. Prior to joining the Company, Dr. Zahniser was Associate Director of the Image Analysis Laboratory at Tufts University Medical Center, from 1980 through 1989. Dr. Zahniser's research centered around the management and development of biomedical image analysis techniques. Dr. Zahniser has published over 50 articles covering cytology preparation and image analysis. Dr. Zahniser received a Ph.D. in Biophysics at the University of Nijmegan in the Netherlands. His thesis topic was "The Development of a Fully Automatic System for the Prescreening of Cervical Smears: BioPEPR." This work involved both improved preparation technology and computer imaging. Dr. Zahniser received a B.S. and an M.S. in Physics from the Massachusetts Institute of Technology.

  Victoria S. Robinson joined the Company in May 1996 as Vice President of Service Operations. Prior to joining the Company, Ms. Robinson served as Vice President of Business Development for Occupational Health and Rehabilitation Inc., a health care company from September 1994 to May 1996. Prior to that, she served as Director of Marketing and Operations of Cytyc from June 1991 to March 1994. Ms. Robinson received a B.S. from University of Texas and an M.B.A. from Harvard University.

  Robert J. Silverman joined the Company in October 1996 as Vice President of Marketing. Prior to joining the Company, Mr. Silverman served as Vice President of Marketing for Pasteur-Marieux-Connaught, Inc., a pharmaceutical company, from August 1994 until September 1996. From May 1988 to July 1994, he held a variety of positions for the Pharmaceutical Products Division of Abbott Laboratories, most recently as Director, New Product Development. Mr. Silverman has also been a consultant with Bain and Company, Inc., and a sales representative for the Upjohn Company. Mr. Silverman is a graduate of the University of Michigan College of Pharmacy, and he received an M.B.A from Northwestern University.

  James Linder, M.D., joined the Company as Medical Director in March 1996 and has served as a consultant to the Company from December 1995 to the present. Since 1995, Dr. Linder has served as Associate Dean at the University of Nebraska College of Medicine. From 1990 to 1995, Dr. Linder was a Professor and Vice-Chair of the Department of Pathology at the University of Nebraska and from 1983 to 1992, he served as the University's Director of Cytopathology. He has published over 100 scientific articles and is the author of two textbooks. He serves on the editorial boards of seven scientific journals and is a member of the Board of Directors of the American Society of Clinical Pathologists. Dr. Linder received his M.D. from the University of Nebraska Medical Center and completed his post-degree training in Pathology at Duke University Medical Center and the University of Nebraska Medical Center.

  Frederick R. Blume became a director of the Company in 1989. Since 1985, Mr. Blume has been a General Partner of Capital Health Management and Capital Health Venture Partners, venture capital firms which manage American Healthcare Fund and American Healthcare Fund II, L.P., respectively. Prior to founding Capital Health Venture Partners, Mr. Blume served as a Managing Director of PaineWebber Incorporated and as a Vice President of Kidder, Peabody & Co., Incorporated. He is also a part-time member of the faculty of the Carroll School of Management of Boston College and serves as a director of US Servis, Inc., a health provider management service company, and Washington National Corporation, an insurance company.

  Guy de Chazal became a director of the Company in 1995. Mr. de Chazal is a Managing Director of Morgan Stanley & Co., Incorporated ("Morgan Stanley"), a director and President of Morgan Stanley Venture Capital II, Inc., which is the managing general partner of Morgan Stanley Venture Partners II, L.P., the general partner of Morgan Stanley Venture Investors, L.P., Morgan Stanley Venture Capital Fund II, L.P. and Morgan Stanley Venture Capital Fund II, C.V., and is a general partner of Morgan Stanley Venture Partners II, L.P. He joined Morgan Stanley, an investment banking firm, in 1986. Prior to joining Morgan Stanley, Mr. de Chazal was a Vice President of Citicorp Venture Capital from 1981 through 1985. From 1976 to 1981, he was a consultant with McKinsey & Co. He is also a director of The Dodge Group, Inc., Milestone Healthcare, Inc., PageMart Inc., PageMart Wireless, Inc., SPSS Inc. and Transcare Corp.

  Janet G. Effland became a director of the Company in 1995. Since 1988, Ms. Effland has served as a Vice President of Patricof & Co. Ventures, Inc., a venture capital firm. Prior to joining Patricof & Co. Ventures, Inc., Ms. Effland was the Managing Director of a portfolio of United States investments for CIN Investment Company. While with CIN Investment Company, she was President and Chief Executive Officer of a portfolio company which provides software for inventory control and warehouse management. Ms. Effland is a member of the Boards of Directors of Urologix, Inc. and several privately-held companies.

  Franklin J. Iris became a director of the Company in 1989. Since 1986, Mr. Iris has served as the President of Iris and Associates, a firm providing investment consulting services for venture capital and emerging growth companies in the medical industry. He serves on the board of a number of privately-held health care companies and institutions and also on the board of a publicly-held company, Photon Technology International, Inc. Mr. Iris was formerly a senior executive at Becton Dickinson and Company where, at various times, he served as Group President, President of the Clay Adams Division and Corporate Controller.

  Edwin M. Kania, Jr. became a director of the Company in 1989. Since 1985, Mr. Kania has been a Special Limited Partner of Morgan, Holland Partners, L.P., which is the General Partner of Morgan, Holland Fund, L.P., a venture capital fund. Mr. Kania also serves as a General Partner of Morgan, Holland Fund II, L.P., a venture fund organized in 1988, and as Managing General Partner of One Liberty Fund III, L.P., a venture fund organized in 1995. Mr. Kania is a director of Anesta Corp., a pharmaceutical company, and PerSeptive Biosystems, Inc., a supplier to the pharmaceutical and biotechnology industries.

  C. William McDaniel became a director of the Company in April 1987 and has served as a consultant to the Company since April 1995. Mr. McDaniel served as a consultant to and a director of CP Ventures, Inc., a venture capital firm, from April 1995 to April 1996 and June 1996, respectively. From 1987 to March 1995, Mr. McDaniel was the President and a director of CP Ventures, Inc. He is a director of Natural MicroSystems Corp., a corporation with core enabling technology products for the call processing and mixed media market.

  Monroe E. Trout, M.D., became a director of the Company in 1993. Following his retirement from Amercian Healthcare Systems ("AmHS"), a major national purchasing consortium of hospitals with over 1,100 members, in January 1995, Dr. Trout was named Chairman Emeritus of AmHS. Prior to his retirement, from 1986 to January 1995, Dr. Trout held various positions with AmHS, including Chairman, Chief Executive Officer and President. Prior to his leadership at AmHS, Dr. Trout was a senior officer and a member of the Board of Directors of Sterling Drug. Dr. Trout serves as a director of a number of privately-held companies, as well as Baxter International, Inc. and The West Company, Incorporated.

  The Company's directors whose terms expire are elected by the stockholders each year at the annual meeting of stockholders and until their successors are duly elected and qualified, or their earlier resignation or removal. Under the Company's Third Amended and Restated Certificate of Incorporation, the Board of Directors of the Company is classified into three classes. See "Description of Capital Stock -- Anti-Takeover Measures."

  Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or directors of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

  In June 1995, the Board of Directors established a Compensation Committee and, in September 1995, the Board of Directors established an Audit Committee. The Compensation Committee makes recommendations concerning the salaries and incentive compensation of employees of and consultants to the Company, and oversees and administers the 1988 Stock Plan, the 1989 Stock Plan, the 1995 Stock Plan, the 1995 Non-Employee Director Stock Option Plan (the "1995 Director Option Plan") and the 1995 Employee Stock Purchase Plan (the "1995 Purchase Plan"). The Audit Committee is responsible for reviewing the results and scope of audits and other services provided by the Company's independent auditors, as well as providing recommendations to the Board of Directors with respect to regulatory matters.

DIRECTOR COMPENSATION

  Non-employee directors receive a fee of $1,000 for each meeting of the Board, $500 for each committee meeting that they attend in person and are reimbursed for their reasonable out-of-pocket expenses incurred in attending such meetings. No director who is an employee of the Company will receive separate compensation for services rendered as a director. Non-employee directors are also eligible for participation in the Company's 1995 Director Option Plan. See "Management -- Stock Plans" and "Certain Transactions -- Director Options" for information relating to grants of options to directors.

EXECUTIVE COMPENSATION

  The following table sets forth certain information with respect to the annual and long-term compensation of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers whose annual salary and bonus for the year ended December 31, 1996 exceeded $100,000 (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                                                    ------------
                                               ANNUAL COMPENSATION   SECURITIES
                                               --------------------  UNDERLYING
   NAME AND PRINCIPAL POSITION (1)               SALARY     BONUS     OPTIONS
   -------------------------------             ---------- --------- ------------
   Patrick J. Sullivan........................ $  157,500   $80,000    40,000
   Joseph W. Kelly............................    140,000    50,000    30,000
   Daniel J. Levangie.........................    137,900    40,000    30,000
   Ted S. Geiselman...........................    127,500    50,000    30,000
   Michael F. Adams...........................    113,750    30,000    60,000

--------
(1) See "Management -- Executive Officers, Directors and Key Employees" for the title of the principal position held by each Named Executive Officer.

  The following table sets forth certain information concerning grants of stock options made during the year ended December 31, 1996 by the Company to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
                            ------------------------------------------
                                                                            POTENTIAL
                                                                       REALIZABLE VALUE AT
                                       PERCENT OF                        ASSUMED ANNUAL
                            NUMBER OF    TOTAL                           RATES OF STOCK
                            SECURITIES  OPTIONS   EXERCISE             PRICE APPRECIATION
                            UNDERLYING GRANTED TO  OR BASE             FOR OPTION TERM(1)
                             OPTIONS   EMPLOYEES    PRICE   EXPIRATION -------------------
     NAME                    GRANTED    IN 1996   PER SHARE    DATE       5%       10%
     ----                   ---------- ---------- --------- ---------- -------- ----------
   Patrick J. Sullivan.....   40,000      7.46%    $27.00    12/31/06  $679,206 $1,721,242
   Joseph W. Kelly.........   30,000      5.59      27.00    12/31/06   509,405  1,290,931
   Daniel J. Levangie......   30,000      5.59      27.00    12/31/06   509,405  1,290,931
   Ted S. Geiselman........   30,000      5.59      27.00    12/31/06   509,405  1,290,931
   Michael F. Adams........   60,000     11.19      20.67     9/11/06   779,955  1,976,559

--------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are not intended to forecast future appreciation of the Company's stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. This table does not take into account any appreciation in the price of the Common Stock to date.

YEAR-END OPTION TABLE

  The following table sets forth certain information regarding the stock options held at December 31, 1996 by each of the Named Executive Officers.

        AGGREGATED OPTION EXERCISES IN 1996 AND YEAR-END OPTION VALUES

                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                    OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                 DECEMBER 31, 1996       DECEMBER 31, 1996(1)
                             ------------------------- -------------------------
     NAME                    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
     ----                    ----------- ------------- ----------- -------------
   Patrick J. Sullivan......        0       372,820            0    $8,290,227
   Joseph W. Kelly..........        0       186,000            0     3,607,500
   Daniel J. Levangie.......    7,547       147,545     $185,451     2,918,823
   Ted S. Geiselman.........        0       122,328            0     2,295,647
   Michael F. Adams.........        0        72,000            0       597,200

--------
(1) Amounts calculated by subtracting the exercise price of the options from the market value of the underlying Common Stock using the average of the closing bid and ask price on the Nasdaq National Market of $25.625 per share of Common Stock on December 31, 1996.

  All of the stock options set forth in the table above become fully vested and immediately exercisable upon a consolidation, merger or sale of substantially all of the assets of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to June 1995, the Company had no separate compensation or stock option committee or other board committee performing equivalent functions, and these functions were performed by the Company's Board of Directors. The Company's Compensation Committee consists of Ms. Effland, Mr. Blume, and Dr. Trout. Mr. Blume is a General Partner of Capital Health Management and Capital Health Venture Partners, which manage American Healthcare Fund and American Healthcare Fund II, L.P., principal stockholders of the Company, respectively. Ms. Effland is a Vice President of Patricof & Co. Ventures, Inc., a firm affiliated with certain principal stockholders of the Company.

STOCK PLANS

  1995 Stock Plan. The Company's 1995 Stock Plan (the "1995 Plan") was adopted by the Board on December 13, 1995 and approved by the Company's stockholders in December 1995. The 1995 Plan provides for the issuance of Common Stock pursuant to the grant to employees of "incentive stock options" within the meaning of the Internal Revenue Code of 1986, as amended, and the grant of non-qualified stock options, stock awards or opportunities to make direct purchases of stock in the Company to employees, consultants, directors and officers of the Company. The aggregate number of shares of Common Stock which may be issued pursuant to the 1995 Plan is 1,000,000 plus, effective as of the first trading day of each calendar year beginning in 1997, the excess, if any, of (i) the number of shares equal to five percent of the total number of shares of Common Stock issued and outstanding as of the close of business on December 31 of the preceding year or then reserved for issuance upon the exercise or conversion of outstanding options, warrants or convertible securities, over (ii) the number of shares then remaining reserved and available for grant under the 1995 Plan, subject to certain adjustments, provided, however, that in no event shall more than 2,000,000 shares of Common Stock be issued pursuant to incentive stock options under the 1995 Plan.

  The 1995 Plan is administered by the Compensation Committee of the Board of Directors, which currently consists of three outside directors. Subject to the provisions of the 1995 Plan, the Compensation Committee has the authority to select the optionees and determine the terms of the options granted, including: (i) the number of shares subject to each option, (ii) when the option becomes exercisable, (iii) the exercise price of the option (which in the case of an incentive stock option cannot be less than the market price of the Common Stock as of the date of grant), (iv) the duration of the option and
(v) the time, manner and form of payment upon exercise of an option. An option is not transferable by the optionholder except by will or by the laws of descent and distribution. Generally, no incentive stock option may be exercised more than three months following termination of employment. However, in the event that termination is due to death or disability, the option is exercisable for a maximum of 180 days after such termination. As of December 31, 1996, 470,850 options are outstanding under the 1995 Plan.

  1995 Employee Stock Purchase Plan. The 1995 Purchase Plan was adopted by the Board of Directors on December 13, 1995 and approved by the Company's stockholders in December 1995. The 1995 Purchase Plan provides for the issuance of a maximum of 140,000 shares of Common Stock pursuant to the exercise of nontransferable options granted to participating employees.

  The 1995 Purchase Plan is administered by the Compensation Committee of the Board of Directors. All employees of the Company, except employees who own five percent or more of the Company's stock, whose customary employment is 20 hours or more per week and who were employed by the Company as of December 31, 1995 or who have completed at least 90 days of employment are eligible to participate in the 1995 Purchase Plan. Employees who own five percent or more of the Company's Common Stock and directors who are not employees of the Company may not participate in the 1995 Purchase Plan. To participate in the 1995 Purchase Plan, an employee must authorize the Company to deduct an amount (not less than one percent nor more than ten percent of a participant's total cash compensation) from his or her pay during six-month periods commencing on January 1 and July 1 of each year (each a "Plan Period"), but in no case shall an employee be entitled to purchase more than 300 shares in any Plan Period. The exercise price for the option for each Plan Period is 85% of the lesser of the average market price of the Common Stock on the first or last business day of the Plan Period. If an employee is not a participant on the last day of the Plan Period, such employee is not entitled to shares pursuant to the 1995 Purchase Plan, and the amount of his or her accumulated payroll deductions will be refunded. An employee's rights under the 1995 Purchase Plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment. As of December 31, 1996, rights to purchase 6,022 shares of Common Stock have been granted under the 1995 Purchase Plan.

  1995 Non-Employee Director Stock Option Plan. The 1995 Director Option Plan was adopted by the Board of Directors on December 13, 1995 and approved by the Company's stockholders in December 1995.

The 1995 Director Option Plan, administered by the Compensation Committee of the Board of Directors, provides for the grant of options to purchase a maximum of 250,000 shares of Common Stock of the Company to non-employee directors of the Company.

  Under the 1995 Director Option Plan, each director who is not an employee or officer of the Company who serves on the Board on January 1, 1996 or is first elected to the Board on or after January 1, 1996, receives an automatic one time initial grant of an option vesting over three years to purchase 15,000 shares of Common Stock ("Initial Grant"); and each director who is not an employee or officer of the Company and who has only expired options outstanding on January 1 receives an automatic grant of an option vesting over three years to purchase an additional 15,000 shares of Common Stock on January 1 ("Recurring Grant"). All options granted under the 1995 Director Option Plan have an exercise price equal to the fair market value of the Common Stock on the date of grant and become exercisable in twelve equal installments of 1,250 shares of Common Stock on the last day of each calendar quarter, provided that the director has continuously served as a member of the Board through such date. Options may not be assigned or transferred except by will or by the laws of descent and distribution and are exercisable to the extent vested only while the optionee is serving as a director of the Company or within 90 days after the optionee ceases to serve as a director of the Company (except that if a director dies or becomes disabled while he or she is serving as a director of the Company, the option automatically becomes fully vested and is exercisable until the scheduled expiration date of the option). In January 1996, the Company granted options to purchase an aggregate of 105,000 shares of Common Stock to seven non-employee directors under the 1995 Director Option Plan at an exercise price of $16.00 per share. Other than as described above, no options have been granted to date under the 1995 Director Option Plan.

  1989 Stock Plan. The Company's 1989 Stock Plan was approved by the Company's Board of Directors on July 6, 1989 and by its stockholders on July 6, 1989. The purpose of the 1989 Stock Plan is to provide incentives to employees, officers, directors, and consultants of the Company by providing them with opportunities to purchase stock in the Company pursuant to incentive and non-qualified stock options granted thereunder. The 1989 Stock Plan is administered by the Compensation Committee of the Board of Directors, and provides for the accelerated vesting of options if the Company is to be consolidated with or acquired by another entity in a merger or sale of all or substantially all of the Company's assets. As of December 31, 1996, 1,134,676 options were outstanding under the 1989 Stock Plan. The Board of Directors voted that no further options be granted under the 1989 Stock Plan after the closing of the Company's initial public offering.

  1988 Stock Plan. The Company's 1988 Stock Plan was approved by the Company's Board of Directors on August 8, 1988 and by its stockholders on August 8, 1988. On July 6, 1989, the Board terminated granting further options under the 1988 Stock Plan. There are no options outstanding under the 1988 Stock Plan. The authorized shares thereunder were aggregated with the authorized shares under the 1989 Stock Plan, and both plans are administered by the Compensation Committee of the Board of Directors.

                             CERTAIN TRANSACTIONS

CONSULTING AGREEMENT

  The Company entered into a two year management consulting agreement with C. William McDaniel, a director of the Company, commencing March 1, 1995. Under the consulting agreement, Mr. McDaniel has agreed to perform consulting and advisory services as reasonably requested from time to time by the Board of Directors. To date, Mr. McDaniel has provided consulting and advisory services relating to a wide range of issues, including financing, regulatory and strategic issues. Under the terms of the agreement, Mr. McDaniel receives cash compensation of $8,333.33 per month, and has been granted non-qualified stock options to purchase up to 37,500 shares of the Company's Common Stock at the price of $0.625 per share under the Company's 1989 Stock Plan. The options vest at a rate of 4,687.50 shares per calendar quarter. See "Principal and Selling Stockholders."

SERIES A1 AND C1 FINANCINGS

  On May 19, 1994, certain of the holders of the then existing Series A Preferred Stock ("Series A Stock"), the Series B Preferred Stock ("Series B Stock"), the Series C Preferred Stock ("Series C Stock") and the Series D Preferred Stock ("Series D Stock") (collectively, the "Noteholders") acquired an aggregate of $2,999,474 in original principal amount of the Company's 8% Secured Promissory Notes (the "Notes") and certain Series A1 Preferred Stock Purchase Warrants (the "Warrants") pursuant to a Securities Purchase Agreement between the Company and the Noteholders. The Notes provided that the principal amount thereof would automatically convert into shares of any equity security issued in a subsequent equity financing of not less than $2,000,000. Pursuant to the terms of the Warrants, all of the Warrants were exercised on October 14, 1994 for an aggregate of 2,399,573 shares of Series A1 Convertible Preferred Stock ("Series A1 Stock"). The exercise price of the Warrants was $1.25 per share, resulting in aggregate proceeds to the Company of approximately $3,000,000.

  On June 13 and 21, 1995 the Company sold an aggregate of 3,809,383 shares of Series C1 Convertible Preferred Stock ("Series C1 Stock") at $4.20 per share, pursuant to the Series C1 Senior Convertible Preferred Stock Purchase Agreement dated as of June 13, 1995 (the "Series C1 Financing"), of which 714,145 shares were issued as a result of the automatic conversion of the Notes. At the time of the Series C1 Financing, the Noteholders waived the right to receive any interest accrued on the Notes. Upon completion of the Series C1 Financing, all of the outstanding shares of Series A Stock, Series B Stock, Series C Stock and Series D Stock automatically converted into 3,569,370 shares of Series B1 Convertible Preferred Stock ("Series B1 Stock").

  Pursuant to the Series C1 Financing, the Company granted certain demand, "piggy-back" and S-3 registration rights to certain stockholders. See "-- Registration Rights." Pursuant to the Series C1 Financing, the Company also entered into Indemnification Agreements with certain executive officers and each of the directors (and related stockholders) under which the Company agreed to indemnify each indemnitee to the fullest extent permitted by law.

  Upon the closing of the Company's initial public offering, all of the outstanding shares of Convertible Preferred Stock converted on a 1-for-1 basis into shares of Common Stock. The following summarizes the number of shares of Common Stock issued upon conversion of the Convertible Preferred Stock held by the stockholders owning greater than five percent of the outstanding shares of stock and the directors affiliated with them: (i) American Healthcare Fund ("American Healthcare") and American Healthcare Fund II, L.P. ("American Healthcare II," and collectively with American Healthcare, the "American Healthcare Funds"): 213,876 shares of Series A1 Stock, 313,873 shares of Series B1 Stock and 63,653 shares of Series C1 Stock held by American Healthcare, and 100,608 shares of Series A1 Stock, 135,907 shares of Series B1 Stock and 83,514 shares of Series C1 Stock held by American Healthcare II;
(ii) CP Ventures, Inc. holds 44,446 shares of Common Stock, 218,236 shares of Series A1 Stock, 300,272 shares of Series B1 Stock, and 125,666 shares of Series C1 Stock; (iii) Fostin Capital Associates ("Fostin") and APA/Fostin Pennsylvania Venture Capital Funds ("APA/Fostin," and collectively with Fostin, the "Fostin Funds"): 52,000 shares of Series A1 Stock, 173,165 shares of Series B1 Stock and 7,142 shares of Series C1 Stock held by Fostin, and 240,000 shares of

Series A1 Stock, 288,645 shares of Series B1 Stock and 132,353 shares of Series C1 Stock held by APA/Fostin; (iv) Morgan, Holland Fund, L.P. holds 44,446 shares of Common Stock, 218,236 shares of Series A1 Stock, 320,272 shares of Series B1 Stock and 125,666 shares of Series C1 Stock; (v) Morgan Stanley Venture Investors, L.P. ("MSVI"), Morgan Stanley Venture Capital Fund II, C.V. ("MSVC II, C.V.") and Morgan Stanley Venture Capital Fund II, L.P. ("MSVC II, L.P.," and collectively with MSVI and MSVC II, C.V., the "Morgan Stanley Funds"): 163,837 shares of Series C1 Stock held by MSVI, 157,273 shares of Series C1 Stock held by MSVC II, C.V. and 631,271 shares of Series C1 Stock held by MSVC II, L.P.; (vi) Norwest Growth Fund, Inc. ("Norwest") and Northwest Venture Partners ("Northwest," and collectively with Norwest, the "Norwest Funds"): 135,634 shares of Series A1 Stock, 121,122 shares of Series B1 Stock and 100,935 shares of Series C1 Stock held by Norwest, and 135,634 shares of Series A1 Stock, 121,122 shares of Series B1 Stock and 100,935 Shares of Series C1 Stock held by Northwest; and (vii) APA Excelsior IV, L.P. ("Excelsior IV"), APA Excelsior IV/Offshore, L.P. ("Excelsior IV/Offshore") and APA/Fostin (collectively with Excelsior IV and Excelsior IV/Offshore, the "Patricof Managed Funds"): 1,011,905 shares of Series C1 Stock held by Excelsior IV, 178,571 shares of Series C1 Stock held by Excelsior IV/Offshore and 240,000 shares of Series A1 Stock, 288,645 shares of Series B1 Stock and 132,353 shares of Series C1 Stock held by APA/Fostin. Frederick R. Blume, a director of the Company, is a General Partner of Capital Health Management, the General Partner of American Healthcare and is a General Partner of Capital Health Venture Partners, the General Partner of American Healthcare II. C. William McDaniel, a director of the Company, was a consultant to and director of CP Ventures, Inc. from April 1995 to April 1996 and June 1996, respectively. Janet G. Effland is a Vice President of Patricof & Co. Ventures, Inc., the Investment Manager of Excelsior IV, Excelsior IV/Offshore and APA/Fostin. Ms. Effland is also a Limited Partner of APA/Excelsior IV Partners, L.P., a General Partner of Excelsior IV and Excelsior IV/Offshore and is a General Partner of APA Pennsylvania Partners, a General Partner of APA/Fostin. Edwin M. Kania, Jr., is a Special Limited Partner of Morgan, Holland Partners, L.P. which is the General Partner of Morgan, Holland Fund, L.P. Guy de Chazal, a director of the Company, is a director of Morgan Stanley and is a director and President of Morgan Stanley Venture Capital II, Inc., a General Partner of Morgan Stanley Venture Partners II, L.P., the Managing General Partner of Morgan Stanley Funds.

DIRECTOR OPTIONS

  In January 1996, the Company granted options to purchase an aggregate of 105,000 shares of Common Stock to seven non-employee directors under the 1995 Director Option Plan at an exercise price of $16.00 per share. Each of Messrs. Blume, de Chazal, Iris, Kania, McDaniel, Dr. Trout and Ms. Effland received options to purchase up to 15,000 shares of Common Stock, vesting over a period of three years. On March 1, 1996, the Company granted options to purchase an aggregate of 14,000 shares of Common Stock to seven non-employee directors under the 1989 Plan at an exercise price of $15.00 per share. Such options are exercisable in full as of the date of grant.

REGISTRATION RIGHTS

  After the offering, the holders of 4,859,912 shares of Common Stock (the "Holders") will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between the Company and the Holders, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other stockholders of the Company, the Holders are entitled to notice of such registration and are entitled to include their shares of Common Stock in such registration. The Holders may also require the Company on two separate occasions to file a registration statement under the Securities Act at the Company's expense with respect to their shares of Common Stock, and the Company is required to use its reasonable efforts to effect such registration. Further, at any time after the Company becomes eligible to file a registration statement on Form S-3, the Holders may require the Company to file registration statements under the Securities Act on Form S-3 at the Company's expense with respect to their shares of Common Stock. These rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration.

                      PRINCIPAL AND SELLING STOCKHOLDERS
  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of December 31, 1996 and as adjusted to reflect the sale of the Common Stock offered hereby (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) by each director and Named Executive Officer of the Company, (iii) by all directors and executive officers of the Company as a group and (iv) each Selling Stockholder. The information as to each person has been furnished by such person and, unless otherwise indicated in the footnotes to this table, the Company believes that all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

                                                      PERCENTAGE OF SHARES
                                                     BENEFICIALLY OWNED (1)
                                                     --------------------------
                              SHARES    SHARES TO BE
                           BENEFICIALLY SOLD IN THIS  PRIOR TO         AFTER
  BENEFICIAL OWNER           OWNED(1)     OFFERING    OFFERING       OFFERING
  ----------------         ------------ ------------ -----------    -----------
Patricof Managed
 Funds (2)...............   1,651,474     552,376           11.79%          6.87%
 445 Park Avenue
 New York, NY 10022
Morgan Stanley Funds (3).     952,381     217,326            6.80%          4.59%
 1221 Avenue of the
 Americas, 33rd Floor
 New York, N.Y. 10021
American Healthcare
 Funds (4)...............     711,431     129,742            5.08%          3.63%
 2084 So. Milwaukee
 Street
 Denver, CO 80210
Norwest Funds (5)........     181,870      84,387            1.30%            *
 40 William Street, Suite
 305
 Wellesley, MA 02181
Morgan, Holland Fund,
 L.P. ...................      53,572      15,383              *              *
 c/o OneLiberty Ventures
 One Liberty Square, 2nd
 Floor
 Boston, MA 02109
Acadia Trust, N.A. and
 Frederick E. Shaw, Jr.,
 as Trustees (6)............   11,694         786              *              *

 511 Congress Street
 Portland, ME 04104
Patrick J. Sullivan (7)..     160,852           0            1.15%            *
Daniel J. Levangie (8)...      13,987           0              *              *
Ted S. Geiselman (9).....      46,341           0              *              *
Michael F. Adams (10)....           0           0              *              *
David J. Zahniser,
 Ph.D. (11)..............      24,513           0              *              *
James Linder, M.D.(12)...      33,625           0              *              *
Frederick R. Blume (13)..     731,736     129,742            5.22%          3.76%
Guy de Chazal (14).......       7,000           0              *              *
Janet G. Effland (15)....   1,658,474     552,376           11.83%          6.91%
Franklin J. Iris (16)....      24,519           0              *              *
Edwin M. Kania, Jr. (17).      68,381      15,383              *              *
C. William McDaniel (18).      35,691           0              *              *
Monroe Trout, M.D. (19)..      31,576           0              *              *
Joseph W. Kelly (20).....      11,250           0              *              *
Victoria S.
 Robinson (21)...........           0           0              *              *
Robert J. Silverman (22).           0           0              *              *
All executive officers
 and directors as a group
 (16 persons)............   2,847,945     697,501        20.32%         13.43%

--------
 * Represents beneficial ownership of less than one percent of the outstanding Common Stock.
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable, or become exercisable within 60 days following December 31, 1996 are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.
 (2) Consists of 1,011,905 shares held by Excelsior IV, 178,571 shares held by Excelsior IV/Offshore and 460,998 shares held by APA/Fostin.
 (3) Consists of 163,837 shares held by MSVI, 157,273 shares held by MSVC II, C.V. and 631,271 shares held by MSVC II, L.P.
 (4) Consists of 491,402 shares held by American Healthcare and 220,029 shares held by American Healthcare II.
 (5) Consists of 90,935 shares held by Norwest and 90,935 shares held by Northwest.
 (6) Consists of 3,898 shares held by Abigail R. Shaw Trust, 3,898 shares held by Benjamin J. Shaw Trust and 3,898 shares held by Eliza E. Shaw Trust.
 (7) Includes 5,666 shares issuable pursuant to presently exercisable stock options. Excludes 367,153 shares issuable pursuant to stock options that are not presently exercisable.
 (8) Includes 8,797 shares issuable pursuant to presently exercisable stock options. Excludes 146,295 shares issuable pursuant to stock options that are not presently exercisable.
 (9) Includes 1,250 shares issuable pursuant to presently exercisable stock options. Excludes 121,078 shares issuable pursuant to stock options that are not presently exercisable.
(10) Excludes 72,000 shares issuable pursuant to stock options that are not presently exercisable.
(11) Includes 208 shares issuable pursuant to presently exercisable stock options. Excludes 54,027 shares issuable pursuant to stock options that are not presently exercisable. Also includes an aggregate 2,000 shares held by Mr. Zahniser's two minor children.
(12) Includes 30,625 shares issuable pursuant to presently exercisable stock options. Excludes 74,375 shares issuable pursuant to stock options that are not presently exercisable.
(13) Consists of 711,431 shares held by American Healthcare Funds and 7,911 shares held by Capital Health Management over which Mr. Blume may be deemed to share voting and investment power. Mr. Blume disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 7,000 shares issuable pursuant to presently exercisable non-qualified stock options. Excludes 10,000 shares issuable pursuant to stock options that are not presently exercisable.
(14) Mr. de Chazal is a director and President of Morgan Stanley Venture Capital II, Inc., the managing general partner of Morgan Stanley Venture Partners II, L.P. which is the general partner of Morgan Stanley Funds, and he is also a general partner of Morgan Stanley Venture Partners II, L.P. and thus he may be deemed to have beneficial ownership of all the shares owned by Morgan Stanley Funds. Mr. de Chazal disclaims beneficial ownership of such shares except to the extent of his pecuniary interests therein. Consists of 7,000 shares issuable pursuant to presently exercisable non-qualified stock options. Excludes 10,000 shares issuable pursuant to stock options that are not presently exercisable.
(15) Consists of 1,651,474 shares held by Excelsior IV, Excelsior IV/Offshore and APA/Fostin, over which Ms. Effland may be deemed to share voting and investment power. Ms. Effland disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein. Also includes 7,000 shares issuable pursuant to presently exercisable non-qualified stock options.
(16) Includes 21,334 shares issuable pursuant to presently exercisable stock options. Excludes 15,666 shares issuable pursuant to stock options that are not presently exercisable.
(17) Consists of 53,572 shares held by Morgan, Holland Fund, L.P. over which Mr. Kania may be deemed to share voting and investment power. Mr. Kania disclaims beneficial ownership of such shares except to the extent of his pecuniary interests therein. Also includes 7,000 shares issuable pursuant to presently exercisable non-qualified stock options. Excludes 10,000 shares issuable pursuant to stock options that are not presently exercisable.
(18) Includes 14,500 shares issuable pursuant to presently exercisable stock options. Excludes 10,000 shares issuable pursuant to stock options not presently exercisable.
(19) Consists of 20,242 shares held by the Trout Family Trust. Includes 11,334 shares issuable pursuant to presently exercisable stock options. Excludes 15,666 shares issuable pursuant to stock options that are not presently exercisable.
(20) Includes 1,250 shares issuable pusuant to presently exercisable stock options. Excludes 184,750 shares issuable pursuant to stock options that are not presently exercisable.
(21) Excludes 80,000 shares issuable pursuant to stock options that are not presently exercisable.
(22) Excludes 100,000 shares issuable pursuant to stock options that are not presently exercisable.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $0.01 par value per share, and 5,000,000 shares of Preferred Stock, $0.01 par value per share.

  The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Third Restated Certificate of Incorporation (the "Certificate") which is included as an exhibit to the Registration Statement, and by the provisions of applicable law.

COMMON STOCK

  Holders of Common Stock are entitled to one vote per share on matters to be voted upon by the stockholders. There are no cumulative voting rights. Holders of Common Stock are entitled to receive ratable dividends when, as and if declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, holders of Common Stock share ratably in the assets of the Company available for distribution to its stockholders, subject to the preferential rights of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All shares of Common Stock outstanding upon the effective date of this Prospectus, and the shares offered hereby will, upon issuance and sale, be fully paid and nonassessable.

PREFERRED STOCK

  The Company's Board of Directors has the authority to issue 5,000,000 shares of Preferred Stock in one or more series and to fix the relative rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The Board of Directors could, without the approval of the stockholders, issue Preferred Stock having voting or conversion rights that could adversely affect the voting power of the holders of Common Stock, and the issuance of Preferred Stock could be used, under certain circumstances, to render more difficult or discourage a hostile takeover of the Company. The Company has no present plans to issue any shares of Preferred Stock.

STOCK PURCHASE WARRANT

  On June 22, 1994, the Company issued a Stock Purchase Warrant to purchase shares of the Company's Common Stock to AmHS Purchasing Partners, L.P. The exercise price per share is the fair market value of a share of the Company's Common Stock on January 1, 1995, the date on which the shares vest. The Stock Purchase Warrant is exercisable for 2,000 shares of Common Stock at an exercise price of $10.00 per share. The warrant expires on January 1, 2005.

ANTI-TAKEOVER MEASURES

  In addition to the directors' ability to issue shares of Preferred Stock in one or more series, the Certificate and Bylaws of the Company contain several other provisions that are commonly considered to have an anti-takeover effect. The Company's Certificate includes a provision classifying the Board of Directors into three classes with staggered three-year terms, a provision prohibiting stockholder action by written consent except as otherwise provided by law and provisions requiring 75% stockholder approval for the removal of any or all of the directors without cause and 66- 2/3% stockholder approval for certain other actions taken with respect to the Certificate. Under the Company's Certificate and Bylaws, the directors may enlarge the size of the Board and fill any vacancies on the Board. The Company's Bylaws provide that nominations for directors may not be made by stockholders at any annual or special meeting unless the stockholder intending to make a nomination notifies the Company of its intention a specified period in advance and furnishes certain information. The Company's Bylaws also provide that special meetings of the Company's stockholders may be called only by the President or the directors and require advance notice of business to be brought by a stockholder before the annual meeting.

  In February 1988, a law regulating corporate takeovers (the "Anti-Takeover Law") took effect in Delaware. In certain circumstances, the Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "interested stockholder" (a stockholder who owns 15% or more of the corporation's outstanding voting stock) for three years following the date on which such stockholder became an "interested stockholder" subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans). A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision either in its original certificate of incorporation or in its certificate of incorporation or by-laws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company is a Delaware corporation that is subject to the Anti-Takeover Law and has not "opted out" of its provisions.

  The foregoing provisions of Delaware law and the Company's Certificate and Bylaws could have the effect of discouraging others from attempting hostile takeovers of the Company and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Common Stock that might result from actual or rumored hostile takeover attempts. Such provisions may also have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is Boston EquiServe Limited Partnership.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have 16,013,002 shares of Common Stock outstanding (based upon shares of Common Stock outstanding as of December 31, 1996 and assuming no exercise of outstanding options or warrants). Of these shares, the 3,000,000 shares sold in this offering and the 3,450,000 shares sold in the Company's initial public offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below. Of the remaining 9,563,002 shares of Common Stock 5,308,629 shares of Common Stock (the "Restricted Shares") held by existing stockholders upon completion of this offering will be "restricted" securities within the meaning of Rule 144 and may not be sold except in compliance with the registration requirements of the Securities Act or an applicable exemption under the Securities Act, including an exemption pursuant to Rule 144. No predictions can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price.

SALES OF RESTRICTED SHARES

  As of the date of this Prospectus, approximately 2,177,987 shares are eligible for sale in the public market pursuant to Rule 144 or Rule 701 under the Securities Act. Beginning 90 days after the date of this Prospectus, approximately 706,348 additional shares subject to lock-up agreements between the Underwriters and certain stockholders, including officers and directors, will become eligible for sale in the public market pursuant to Rule 144. In addition, 2,182,219 shares will become eligible for sale at various times following such 90 day period in the public market pursuant to Rule 144. In addition, certain existing holders of an aggregate of 4,859,912 shares of Common Stock have the right to require registration of their shares under certain circumstances. However, stockholders holding an aggregate of 2,413,351 shares of Common Stock have entered into lock-up agreements with respect to all shares owned by them and not sold in this offering, which provide that they will not sell or otherwise dispose of any shares of Common Stock (except for shares sold in this offering) without the prior written consent of Robertson, Stephens & Company LLC for a period of 90 days from the date of this Prospectus. Robertson, Stephens & Company LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. See "Certain Transactions -- Registration Rights".

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) including an Affiliate, who has beneficially owned shares for at least two years (including the holding period of certain prior owners), will be entitled to sell in "brokers' transactions" or to market makers, within any three-month period commencing 90 days after the Company becomes subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 160,130 shares immediately after this offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding such sale, subject, generally, to the filing of a Form 144 with respect to such sales and certain other limitations and restrictions. In addition, a person (or person whose shares are aggregated), who is not deemed to have been an Affiliate at any time during the 90 days immediately preceding the sale and who has beneficially owned the shares proposed to be sold for at least three years, is entitled to sell such shares under Rule 144(k) without regard to the limitations described above. Further, Rule 144A under the Securities Act as currently in effect permits the immediate sale of restricted shares to certain qualified institutional buyers without regard to the volume restrictions described above.

  The Company has filed a Registration Statement on Form S-8 to register shares of Common Stock which have been reserved for issuance pursuant to grants of options to purchase Common Stock under the Company's stock plans. Shares issued on exercise of options after the effective date of the Form S-8 are eligible for sale by non-affiliates in the public market without limitation and by affiliates subject to the provisions of Rule 144, except for the holding period limitation of Rule 144. As of December 31, 1996 options to purchase 1,710,526 shares of Common Stock were outstanding, of which approximately 135,638 options were exercisable.

LOCK-UP AGREEMENTS

  Certain securityholders and all executive officers and directors of the Company, who in the aggregate hold 2,413,351 shares of Common Stock and options to purchase 1,379,476 shares of Common Stock, have agreed, pursuant to the Lock-Up Agreements, that they will not, without the prior written consent of Robertson, Stephens & Company LLC, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock beneficially owned by them for a period of 90 days from the date of this Prospectus.

                                 UNDERWRITING

  The Underwriters named below, acting through their representatives, Robertson, Stephens & Company LLC, Montgomery Securities and Piper Jaffray Inc. (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company and the Selling Stockholders the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased:

                                                                        NUMBER
       UNDERWRITERS                                                    OF SHARES
       ------------                                                    ---------
   Robertson, Stephens & Company LLC .................................
   Montgomery Securities..............................................
   Piper Jaffray Inc. ................................................


                                                                       ---------
     Total............................................................ 3,000,000
                                                                       =========

  The Company and the Selling Stockholders have been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of
not more than $   per share, of which $   per share may be reallowed to other
dealers. After the public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company and the Selling Stockholders as set forth on the cover page of this Prospectus.

  The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock at the same price per share as the Company and the Selling Stockholders will receive for the 3,000,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 3,000,000 shares to be offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 3,000,000 shares are being sold. The Company will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

  The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act and liability arising from breaches of representations and warranties contained in the Underwriting Agreement.

  The holders of approximately 2,413,351 shares of Common Stock have agreed with the Representatives that, until 90 days from the date of this Prospectus, subject to certain limited exceptions, they will not, directly or indirectly, sell, offer, contract to sell, pledge, grant any option to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into, or exchangeable for, or any rights to purchase or acquire, shares of Common Stock, owned directly by such holders or with respect to which they have the power of disposition, without the prior written consent of Robertson, Stephens & Company LLC. Approximately 894,168 of such shares will be eligible for immediate public sale following expiration of the lock-up period pursuant to Rule 144. In addition, the Company has agreed that, until 90 days from the date of this Prospectus, the Company will not, without the prior written consent of Robertson, Stephens & Company LLC, subject to certain limited exceptions, sell or otherwise dispose of, any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the Company's sale of shares in this offering, the issuance of Common Stock upon the exercise of the outstanding Warrant or options, or the

Company's grant of options and issuance of stock under existing employee stock option or stock purchase plans. See "Shares Eligible for Future Sale."

  The Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

  In connection with the offering, certain Underwriters and members of the selling group, if any, may engage in passive market making transactions in the Common Stock on Nasdaq in accordance with Rule 10b-6A under the Exchange Act. Passive market making consists of, among other things, displaying bids limited by the bid prices of independent market makers and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a specified prior period and all possible market activity must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. As of the date of this Prospectus, certain attorneys of Testa, Hurwitz & Thibeault, LLP, own an aggregate of 2,220 shares of the Company's Common Stock. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

  The consolidated financial statements and five-year selected consolidated financial data included in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon authority of said firm as experts in accounting and auditing in giving said reports.

                            ADDITIONAL INFORMATION

  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission pursuant to the information requirements of the Exchange Act may be inspected and copies at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, or may be obtained from the Commission's Internet site on the world wide web at http://www.sec.gov. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is quoted for trading on the Nasdaq National Market, and the Registration Statement, reports and other information concerning the Company may be inspected at the offices of the Nasdaq Stock Market located at 1735 K. Street, N.W., Washington, D.C. 20006-1500.

  The Company has filed with the Commission a Registration Statement on Form S-1 (including all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby.

As permitted by the rules and regulations of the Commission, the prospectus omits certain information, exhibits, schedules and undertakings set forth in the Registration Statement. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement including exhibits, schedules and reports filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement referred to herein set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission in Washington, D.C. and copies of all or any part of which may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048, or may be obtained through the Commission's Internet site on the world wide web at http://www.sec.gov. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                               CYTYC CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Public Accountants..................................  F-2
Consolidated Balance Sheets as of December 31, 1994 and 1995 and September
 30, 1996 (Unaudited).....................................................  F-3
Consolidated Statements of Operations for the Years Ended December 31,
 1993, 1994 and 1995 and for the Nine Months Ended September 30, 1995 and
 1996 (Unaudited).........................................................  F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the Years
 Ended December 31, 1993, 1994 and 1995 and for the Nine Months Ended Sep-
 tember 30, 1996 (Unaudited)..............................................  F-5
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1993, 1994 and 1995 and for the Nine Months Ended September 30, 1995 and
 1996 (Unaudited).........................................................  F-6
Notes to Consolidated Financial Statements................................  F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Cytyc Corporation:

  We have audited the accompanying consolidated balance sheets of Cytyc Corporation (a Delaware corporation) and subsidiary as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cytyc Corporation and subsidiary as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

  We have also audited, in accordance with generally accepted auditing standards, the consolidated balance sheets as of December 31, 1991, 1992 and 1993 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the two years ended December 31, 1992, (none of which are presented herein) and have expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the selected consolidated financial data for each of the five years in the period ended December 31, 1995, appearing in this prospectus, is fairly stated, in all material respects, in relation to the financial statements from which it has been derived.

                                          Arthur Andersen LLP

Boston, Massachusetts
January 15, 1996

                               CYTYC CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                (in thousands, except share and per share data)

                                            DECEMBER 31,
                                          ------------------
                                            1994      1995    SEPTEMBER 30,1996
                                          --------  --------  -----------------
                                                                 (unaudited)
                          ASSETS
Current assets:
 Cash and cash equivalents............... $  2,777  $  5,665      $ 29,645
 Short-term investments .................      --      2,237        14,169
 Accounts receivable, net (Note 3).......      453     1,323         2,101
 Inventories (Note 4)....................       63       753         1,193
 Prepaid expenses and other current
  assets.................................       26        48           444
                                          --------  --------      --------
  Total current assets...................    3,319    10,026        47,552
Property and equipment, net (Note 5).....      468       940         4,425
Other assets.............................       64        59           795
                                          --------  --------      --------
  Total assets........................... $  3,851  $ 11,025      $ 52,772
                                          ========  ========      ========

  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable........................ $    585  $  1,254      $    334
 Accrued expenses (Note 6)...............    2,212     1,417         1,841
 Deferred revenue........................      167       276           406
 Notes payable to stockholders (Note 7)..    2,999       --            --
                                          --------  --------      --------
  Total current liabilities..............    5,963     2,947         2,581
                                          --------  --------      --------
Commitments and contingencies (Note 12)
Stockholders' equity (deficit) (Note 9):
 Preferred Stock, $0.01 par value --
  Authorized -- 5,000,000 shares
  Issued and outstanding -- none.........      --        --            --
 Convertible Preferred Stock, $0.01 par
  value --
  Authorized, issued in series and
   outstanding -- 16,252,316 shares in
   1994, 9,778,326 shares in 1995 and no
   shares at September 30, 1996 (at
   December 31, 1995 entitled to $35,533
   preference in liquidation )...........      163        98           --
 Common Stock, $0.01 par value--
  Authorized -- 30,000,000 shares
  Issued and outstanding -- 307,106
  shares in 1994, 308,506 shares in 1995
  and 13,802,932 shares at September 30,
  1996...................................        3         3           138
 Additional paid-in capital..............   26,995    43,165        93,301
 Accumulated deficit.....................  (29,273)  (35,188)      (43,248)
                                          --------  --------      --------
  Total stockholders' equity (deficit)...   (2,112)    8,078        50,191
                                          --------  --------      --------
  Total liabilities and stockholders'
   equity (deficit)...................... $  3,851  $ 11,025      $ 52,772
                                          ========  ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               CYTYC CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (in thousands, except per share data)

                                                            NINE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                --------------------------  ------------------
                                  1993     1994     1995      1995      1996
                                --------  -------  -------  --------  --------
                                                               (unaudited)
Net sales...................... $  3,441  $ 2,920  $ 4,273  $  2,751  $  5,485
Cost of sales..................    5,088    2,225    2,413     1,502     3,102
                                --------  -------  -------  --------  --------
  Gross profit.................   (1,647)     695    1,860     1,249     2,383
                                --------  -------  -------  --------  --------
Operating expenses:
 Research and development......    3,058    2,175    3,908     2,774     3,343
 Marketing, sales and customer
  support......................    3,417    1,418    2,582     1,804     6,374
 General and administrative....    2,257    1,256    1,532       992     2,235
                                --------  -------  -------  --------  --------
  Total operating expenses.....    8,732    4,849    8,022     5,570    11,952
                                --------  -------  -------  --------  --------
Income (loss) from operations..  (10,379)  (4,154)  (6,162)   (4,321)   (9,569)
Other income (expense):
 Interest income...............      131       43      371       238     1,523
 Interest expense..............      --      (153)    (109)     (109)      --
 Other.........................      (23)      (2)     (15)      (14)      (14)
                                --------  -------  -------  --------  --------
  Total other income (expense).      108     (112)     247       115     1,509
                                --------  -------  -------  --------  --------
Net income (loss).............. $(10,271) $(4,266) $(5,915) $ (4,206) $ (8,060)
                                ========  =======  =======  ========  ========
Pro forma:
 Net income (loss) per share... $  (1.22) $ (0.48) $ (0.54) $  (0.39) $  (0.63)
                                ========  =======  =======  ========  ========
 Shares used in computing net
  income (loss) per share......    8,409    8,954   10,868    10,868    12,737


  The accompanying notes are an integral part of these consolidated financial statements.

                               CYTYC CORPORATION

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                       (in thousands, except share data)

                                              CONVERTIBLE
                            COMMON STOCK    PREFERRED STOCK
                          ---------------- ------------------
                                                               ADDITIONAL                7.25% NOTE         TOTAL
                            NUMBER    PAR    NUMBER      PAR     PAID-    ACCUMULATED    RECEIVABLE     STOCKHOLDERS'
                          OF SHARES  VALUE  OF SHARES   VALUE  IN CAPITAL   DEFICIT   FOR STOCK ISSUED EQUITY (DEFICIT)
                          ---------- ----- -----------  -----  ---------- ----------- ---------------- ----------------
Balance, December 31,
 1992...................     240,266 $  2   13,852,743  $ 139   $ 23,985   $(14,736)       $ (10)          $ 9,380
Exercise of stock
 options................      14,940  --           --     --           8        --           --                  8
Net income (loss).......         --   --           --     --         --     (10,271)         --            (10,271)
                          ---------- ----  -----------  -----   --------   --------        -----           -------
Balance, December 31,
 1993...................     255,206    2   13,852,743    139     23,993    (25,007)         (10)             (883)
Sale of Series A1
 Convertible Preferred
 Stock..................         --   --     2,399,573     24      2,975        --           --              2,999
Exercise of stock
 options................      51,900    1          --     --          27        --           --                 28
Forgiveness of note
 receivable.............         --   --           --     --         --         --            10                10
Net income (loss).......         --   --           --     --         --      (4,266)         --             (4,266)
                          ---------- ----  -----------  -----   --------   --------        -----           -------
Balance, December 31,
 1994...................     307,106    3   16,252,316    163     26,995    (29,273)         --             (2,112)
Sale of Series C1
 Convertible Preferred
 Stock, net of issuance
 costs of $157..........         --   --     3,095,238     31     12,812        --           --             12,843
Conversion of notes,
 including accrued
 interest of $262, into
 Series C1 Convertible
 Preferred Stock........         --   --       714,145      7      3,254        --           --              3,261
Conversion of four prior
 series of convertible
 preferred stock into
 Series B1 Convertible
 Preferred Stock........         --   --   (10,283,373)  (103)       103        --           --                --
Exercise of stock
 options................       1,400  --           --     --           1        --           --                  1
Net income (loss).......         --   --           --     --         --      (5,915)         --             (5,915)
                          ---------- ----  -----------  -----   --------   --------        -----           -------
Balance, December 31,
 1995...................     308,506    3    9,778,326     98     43,165    (35,188)         --              8,078
Conversion of
 convertible preferred
 stock into Common Stock
 (unaudited)............   9,778,326   98   (9,778,326)   (98)       --         --           --                --
Sale of 3,450,000 shares
 of Common Stock in
 Initial Public
 Offering, net of
 issuance costs of
 $1,350,000 (unaudited).   3,450,000   34          --     --      49,952        --           --             49,986
Exercise of stock
 options (unaudited)....     266,100    3          --     --         184        --           --                187
Net income (loss)
 (unaudited)............         --   --           --     --         --      (8,060)         --             (8,060)
                          ---------- ----  -----------  -----   --------   --------        -----           -------
Balance, September 30,
 1996 (unaudited).......  13,802,932 $138          --   $ --    $ 93,301   $(43,248)       $ --            $50,191
                          ========== ====  ===========  =====   ========   ========        =====           =======


  The accompanying notes are an integral part of these consolidated financial statements.

                               CYTYC CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (in thousands)

                                                     NINE MONTHS ENDED
                         YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                         --------------------------  -----------------
                           1993     1994     1995      1995     1996
                         --------  -------  -------   -------  -------
                                                       (unaudited)
Cash flows from operat-
 ing activities:
 Net income (loss)...... $(10,271) $(4,266) $(5,915) $(4,206) $(8,060)
 Adjustments to
  reconcile net income
  (loss) to net cash
  used in operating
  activities --
  Depreciation and
   amortization.........      679      173      238      157      338
  Forgiveness of note
   receivable...........      --        10      --       --       --
  Forgiveness of accrued
   interest.............      --       --       109      --       --
  Changes in assets and
   liabilities --
   Accounts receivable..      353      284     (870)    (392)    (778)
   Inventories..........      308      303     (690)    (581)    (440)
   Prepaid expenses and
    other current
    assets..............       13       (2)     (22)     (39)    (396)
   Accounts payable.....      405      (39)     669      182     (920)
   Accrued expenses.....    2,787   (1,113)    (642)    (164)     424
   Deferred revenue.....       98       16      109       95      130
                         --------  -------  -------  -------  -------
    Net cash used in
     operating
     activities.........   (5,628)  (4,634)  (7,014)  (4,948)  (9,702)
                         --------  -------  -------  -------  -------
Cash flows from
 investing activities:
 Decrease (increase) in
  other assets..........      (88)       9      (42)     (28)    (736)
 Purchases of property
  and equipment.........     (188)    (286)    (663)    (118)  (3,822)
 Purchases of short-term
  investments...........      --       --    (2,237)     --   (20,097)
 Proceeds from sale and
  maturity of short term
  investments...........      --       --       --       --     8,165
                         --------  -------  -------  -------  -------
    Net cash used in
     investing
     activities.........     (276)    (277)  (2,942)    (146) (16,490)
                         --------  -------  -------  -------  -------
Cash flows from
 financing activities:
 Proceeds from notes
  payable to
  stockholders..........      --     2,999      --       --       --
 Proceeds from exercise
  of stock options......        8       28        1      --       186
 Proceeds from sale of
  stock.................      --     2,999   12,843   12,915   49,986
                         --------  -------  -------  -------  -------
    Net cash provided by
     financing
     activities.........        8    6,026   12,844   12,915   50,172
                         --------  -------  -------  -------  -------
Net increase (decrease)
 in cash and cash
 equivalents............   (5,896)   1,115    2,888    7,821   23,980
Cash and cash
 equivalents, beginning
 of period..............    7,558    1,662    2,777    2,777    5,665
                         --------  -------  -------  -------  -------
Cash and cash
 equivalents, end of
 period................. $  1,662  $ 2,777  $ 5,665  $10,598  $29,645
                         ========  =======  =======  =======  =======
Supplemental disclosure
 of noncash operating
 and financing
 activities:
 Conversion of notes
  payable, including
  accrued interest, into
  Series C1 Convertible
  Preferred Stock....... $    --   $   --   $ 3,261  $   --   $   --
                         ========  =======  =======  =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                               CYTYC CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) THE COMPANY

  Cytyc Corporation (the Company) designs, develops, manufactures and markets sample preparation systems for medical diagnostic applications. The Company's principal product, the ThinPrep System, is an automated system for the preparation of non-gynecological samples and cervical specimens on microscope slides.

  In 1991, the Company commenced commercial sales of ThinPrep Processors, reagents, filters and related supplies for non- gynecological diagnostic applications to clinical laboratories and hospitals. On May 20, 1996, the Company received clearance from the FDA to market the ThinPrep System for cervical cancer screening.

  Revenues from sales of products have not generated sufficient cash to support the Company's operations. Since inception, the Company has incurred substantial losses, principally from expenses associated with obtaining FDA approval of the ThinPrep System, engineering and development efforts related to the ThinPrep System and the establishment of a sales and administrative organization. The Company has funded its operations primarily through the private placement of equity securities which resulted in $43.3 million of net proceeds and the public sale of its Common Stock which resulted in $50.0 million of net proceeds. The Company continues to be subject to certain risks common to medical device companies in similar stages of development including the uncertainty of availability of additional financing, dependence on a single product, extensive government regulation, uncertainty of market acceptance, limited manufacturing, marketing and sales experience and uncertainty of future profitability.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The accompanying consolidated financial statements reflect the application of certain significant accounting policies, as discussed below and elsewhere in the notes to consolidated financial statements. The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (a) Principles of Consolidation

  The accompanying consolidated financial statements for 1993 and 1994 include the accounts of the Company and its wholly owned subsidiary, Cytyc SARL (a French corporation). All material intercompany transactions and balances have been eliminated in consolidation. Cytyc SARL ceased operations and was formally dissolved in 1994.

 (b) Revenue Recognition

  The Company recognizes product revenue upon shipment, when customer acceptance is assured and collection of the resulting receivable is probable.

 (c) Cash and Cash Equivalents

  Cash equivalents consist of money market mutual funds, commercial paper and U.S. Government securities with original maturities of three months or less.

                               CYTYC CORPORATION

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

 (d) Short-term Investments

  Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. The adoption of SFAS No. 115 had no material impact on the Company's financial position.

  Short-term investments consist of U.S. Government securities and commercial paper with original maturities between three and twelve months. The Company classifies these short-term investments as held-to-maturity, and accordingly, they are carried at amortized cost, which approximates market.

 (e) Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk are principally cash, cash equivalents, short-term investments and accounts receivable. The Company places its investments in highly rated institutions. Concentration of credit risk with respect to accounts receivable is limited to certain customers to whom the Company makes substantial sales. To reduce risk, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that its accounts receivable credit risk exposure is limited. The Company maintains an allowance for potential credit losses but historically has not experienced any significant credit losses related to an individual customer or groups of customers in any particular industry or geographic area.

 (f) Inventories

  Inventories are stated at the lower of cost (first-in, first-out) or market.

 (g) Depreciation and Amortization

  The Company provides for depreciation and amortization by charges to operations, on a straight-line basis, in amounts estimated to allocate the cost of the assets over their estimated useful lives as follows:

                                                                     ESTIMATED
     ASSET CLASSIFICATION                                           USEFUL LIFE
     --------------------                                          -------------
     Production equipment.........................................   3-7 Years
     Research equipment...........................................   5-7 Years
     Furniture and fixtures.......................................   5-7 Years
     Computer equipment...........................................   3-5 Years
     Leasehold improvements....................................... Life of lease

 (h) Other Assets

  Other assets consist of long term lease receivables from the sale of ThinPrep Processors, long term deposits and the cost of obtaining patents. Patent costs are amortized over their estimated useful lives on a straight-line basis.

 (i) Research and Development Costs

  The Company charges research and development costs to operations as incurred.

 (j) Foreign Currency Translation

  Cytyc SARL's assets and liabilities were translated at the exchange rate in effect at the balance sheet date. Revenue and expense accounts were translated using a weighted average of exchange rates in effect during the year. Foreign currency translation gains or losses in 1993 and 1994 were not significant and were charged to operations.

                               CYTYC CORPORATION

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

 (k) Computation of Pro Forma Net Income (Loss) per Share

  Pro forma net income (loss) per share for the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1995 and 1996 was computed based on the weighted average number of common shares outstanding and gives effect to the following adjustments. Common equivalent shares are not included in the per share calculations, as the effect of their inclusion would be antidilutive, except that, in accordance with Securities and Exchange Commission requirements, stock options granted and Common Stock equivalents, consisting of Series C1 Convertible Preferred Stock, issued during the twelve-month period prior to the filing of the initial public offering of Common Stock described in Note (11) have been included in the calculation as if they were outstanding for all periods presented using the treasury-stock method and the public offering price. Also, all outstanding shares of Series A1 Convertible Preferred Stock are assumed to have been converted to Common Stock at the time of issuance, and all outstanding shares of Series B1 Convertible Preferred Stock are assumed to have been converted to Common Stock at the time of issuance of each of the four prior series of convertible preferred stock, which automatically converted into Series B1 Convertible Preferred Stock in 1995. Historical net loss per share has not been presented as such information is not considered to be relevant or meaningful.

 (l) Unaudited Interim Consolidated Financial Statements

  The consolidated financial statements and interim information as of and for the nine months ended September 30, 1995 and 1996, have been derived from the Company's accounting records and have been prepared by the Company pursuant to the Rules and Regulations of the Securities and Exchange Commission for financial statements of interim periods. The information furnished reflects all adjustments which, in the opinion of management, are necessary for a fair presentation of results for interim periods. Such adjustments consisted only of normal recurring items. The results for the interim periods are not necessarily indicative of the results expected for the full year or for any future period.

 (m) Postretirement Benefits

  The Company has no obligations for postretirement benefits.

(3) ALLOWANCE FOR DOUBTFUL ACCOUNTS

  A summary of the allowance for doubtful accounts activity is as follow:

                                                 DECEMBER 31,      SEPTEMBER 30,
                                                -----------------
                                                1993  1994   1995      1996
                                                ----  -----  ----  -------------
                                                       (in thousands)
Balance, beginning of period................... $ 60  $ 929  $158      $148
Amounts charged to expense.....................  878    --     50       --
Amounts written off............................   (9)  (552)  (60)      (28)
Amounts reclassified to other accounts.........  --    (219)  --        --
                                                ----  -----  ----      ----
Balance, end of period......................... $929  $ 158  $148      $120
                                                ====  =====  ====      ====

                               CYTYC CORPORATION

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(4) INVENTORIES

  Inventories consist of the following:

                         DECEMBER 31,   SEPTEMBER 30,
                         -------------
                          1994   1995       1996
                         ------ ------  ------------
                               (in thousands)
Raw material and work-
 in-process............. $    6 $  494    $  591
Finished goods..........     57    259       602
                         ------ ------    ------
                         $   63 $  753    $1,193
                         ====== ======    ======

(5) PROPERTY AND EQUIPMENT

  Property and equipment is stated at cost and consists of the following:

                         DECEMBER 31,  SEPTEMBER 30,
                         -------------
                          1994   1995      1996
                         ------ ------ -------------
                               (in thousands)
Production equipment.... $  301 $  325    $  450
Research equipment......    519    591       668
Furniture, fixtures and
 computer equipment.....    369    569     1,116
Deposits on equipment...     28    377     1,831
Leasehold improvements..     76     94     1,536
                         ------ ------    ------
                          1,293  1,956     5,601
Less accumulated depre-
 ciation and amortiza-
 tion...................    825  1,016     1,176
                         ------ ------    ------
                         $  468 $  940    $4,425
                         ====== ======    ======

(6) ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                    DECEMBER 31,  SEPTEMBER 30,
                                                    -------------
                                                     1994   1995      1996
                                                    ------ ------ -------------
                                                          (in thousands)
 Accrued warranty costs............................ $  251 $  251    $  251
 Accrued product upgrade costs.....................  1,320    648       402
 Accrued compensation..............................    169    204       405
 Accrued taxes.....................................    157    147       161
 Accrued consulting fees...........................    --     --        205
 Other accruals....................................    315    167       417
                                                    ------ ------    ------
                                                    $2,212 $1,417    $1,841
                                                    ====== ======    ======

(7) NOTES PAYABLE TO STOCKHOLDERS

  During 1994, certain holders of convertible preferred stock acquired an aggregate of $2,999,000 of the Company's 8% Promissory Notes. In connection with the sale of Series C1 Convertible Preferred Stock, the principal amount of these notes was converted into 714,145 shares of Series C1 Convertible Preferred Stock. In addition, the noteholders agreed to forgive approximately $262,000 of accrued interest on these notes. This forgiveness of interest has been reflected as a contribution to additional paid-in capital.

                               CYTYC CORPORATION

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(8) INCOME TAXES

  The Company records a deferred tax asset or liability based on the difference between the financial statement and tax bases of assets and liabilities, as measured by the enacted tax rates assumed to be in effect when these differences reverse.

  As of December 31, 1995, the Company has available net operating loss carryforwards of approximately $27,861,000 and research and development credit carryforwards of approximately $813,000 to reduce future federal and state income taxes, if any. These carryforwards expire at various dates from 2002 to 2110 and are subject to review and possible adjustment by the Internal Revenue Service.

  The Internal Revenue Code contains provisions that may limit the amount of net operating loss and credit carryforwards that the Company may utilize in any one year in the event of certain cumulative changes in ownership over a three-year period. In the event the Company has had a change of ownership, as defined, utilization of the carryforwards may be restricted.

  The approximate income tax effect of each type of temporary difference and carryforward is as follows:

                                                           DECEMBER 31,
                                                         ------------------
                                                           1994      1995
                                                         --------  --------
                                                          (in thousands)
Net operating loss carryforwards........................ $  8,424  $ 11,144
Research and development credit carryforwards...........      748       813
Capitalized research and development expenses...........    2,179     2,068
Nondeductible accruals..................................      746       539
Other temporary differences.............................      169       114
                                                         --------  --------
Deferred tax asset...................................... $ 12,266  $ 14,678
Valuation allowance.....................................  (12,266)  (14,678)
                                                         --------  --------
Net deferred tax asset.................................. $    --   $    --
                                                         ========  ========

  Due to the uncertainty surrounding the realization of the deferred tax asset, the Company has provided a full valuation allowance against this amount.

(9) STOCKHOLDERS' EQUITY

 (a) Common Stock Reserved

  As of September 30, 1996, the Company has reserved 2,730,724 shares of Common Stock for issuance, as follows:

                                                           SEPTEMBER 30,
                                                               1996
                                                           -------------
Exercise of stock options.................................   2,588,724
Exercise of warrant.......................................       2,000
Employee stock purchase plan..............................     140,000
                                                             ---------
                                                             2,730,724
                                                             =========

 (b) Preferred Stock

  In December 1995, the Board of Directors and stockholders authorized 5,000,000 shares of $.01 par value Preferred Stock, effective upon the closing of the initial public offering of the Company's Common Stock described in Note
(11). The Board of Directors has the authority to issue such shares in one or

                               CYTYC CORPORATION

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

more series and to fix the relative rights and preferences without further vote or action by the stockholders. The Board has no present plans to issue any shares of Preferred Stock.

 (c) Convertible Preferred Stock

  Convertible Preferred Stock consists of the following:

                                          LIQUIDATION        PAR VALUE
                                         PREFERENCE AT    ---------------------
                                       DECEMBER 31, 1995     1994        1995
                                       ------------------ ----------  ---------
                                                 (in thousands,
                                        except share and per share data)
Series A1, $0.01 par value --
 Authorized, issued and
 outstanding -- 2,399,573 shares in
 1994 and 1995.......................       $       3,135   $  24        $24
Series B1, $0.01 par value --
 Authorized, issued and
 outstanding -- 3,569,370 shares in
 1995................................              15,672      --          36
Series C1, $0.01 par value --
 Authorized, issued and
 outstanding -- 3,809,383 shares in
 1995................................              16,726      --          38
Four prior series, $0.01 par value --

 Authorized, issued and
 outstanding -- 13,852,743 shares in
 1994................................                 --       139         --
                                            -------------  ----------  ---------
                                            $      35,533   $  163        $98
                                            =============  ==========  =========

  In connection with the sale of Series C1 Convertible Preferred Stock in 1995, 13,852,743 shares of Convertible Preferred Stock issued in four prior series automatically converted into 3,569,370 shares of Series B1 Convertible Preferred Stock.

  The Convertible Preferred Stock has the following rights and preferences.

 (i) Conversion

  Each share of Series A1, B1 and C1 Convertible Preferred Stock is convertible, at the option of the holder, into one share of Common Stock, adjusted for certain dilutive events, as defined. In addition, upon the closing of the Company's initial public offering described in Note (11), all outstanding shares of Convertible Preferred Stock converted into 9,778,326 shares of Common Stock.

 (ii) Voting

  Convertible preferred stockholders are entitled to vote on an as-converted basis with Common Stockholders as one class.

 (iii) Dividends

  The Series A1, B1 and C1 Convertible Preferred Stock are entitled to receive, when and as declared by the Board of Directors, annual dividends at a rate of $0.10, $0.34 and $0.34, respectively. Dividends are cumulative, must be paid before any dividends on Common Stock and accrue for liquidation purposes whether or not earned or declared by the Board of Directors.

  To date, the Board of Directors has not declared any dividends, and as such, the Company has not accrued any dividends. Had all dividends been declared as of December 31, 1995, $135,000, $681,000 and $727,000 would have been accrued for Series A1, B1 and C1, respectively. These amounts are included in the liquidation preference amounts in the above table.

                               CYTYC CORPORATION

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

 (iv) Liquidation

  In the event of a liquidation, dissolution or winding up of the Company, as defined, the Convertible Preferred Stockholders have a preference over common stockholders. The Series C1 Convertible Preferred Stockholders are entitled to receive, in priority over the Series A1 and B1 Convertible Preferred Stockholders, an amount equal to $4.20 per share plus any accrued but unpaid dividends. The Series A1 Convertible Preferred Stockholders are entitled to receive, in priority over the Series B1 Convertible Preferred Stockholders, an amount equal to $1.25 per share plus any accrued but unpaid dividends. The Series B1 Convertible Preferred Stockholders are entitled to receive an amount equal to $4.20 per share plus any accrued but unpaid dividends.

(10) STOCK OPTION PLANS AND WARRANT

 (a) 1989 Stock Option Plan

  Under the 1989 Stock Option Plan, the Board of Directors may grant options to purchase up to an aggregate of 1,900,000 shares of Common Stock. The Company may grant incentive stock options to eligible employees and directors. The exercise price of each incentive stock option may not be less than 100% of the fair market value of Common Stock at the date of grant. Nonqualified stock options may be granted to any employee, officer, director or consultant of the Company. The exercise price of each nonqualified stock option is determined by the Board of Directors. To date, all stock options have been granted with exercise prices equal to the fair market value of the Company's Common Stock at the time of grant. All stock options issued under this Plan become exercisable over periods ranging from 2 to 5 years and expire within 10 years from the date of grant.

  The 1989 Stock Option Plan also allows the Company to grant awards of Common Stock to directors, officers, employees and consultants of the Company. No such awards had been granted as of December 31, 1995. Upon the closing of the initial public offering of the Company's Common Stock described in Note (11), no further grants may be issued under the 1989 Plan.


 (b) 1995 Director Option Plan

  During 1995, the Board of Directors and stockholders approved the 1995 Non-Employee Director Stock Option Plan pursuant to which options to purchase up to 250,000 shares of Common Stock were authorized for future issuance. In January 1996, the Company granted options to purchase 105,000 shares of Common Stock to seven directors under this Plan at an exercise price equal to $16.00 per share.

 (c) 1995 Stock Option Plan

  During 1995, the Board of Directors and stockholders approved, effective upon the closing of the initial public offering of the Company's Common Stock described in Note (11), the 1995 Stock Option Plan. The aggregate number of shares of Common Stock that may be issued pursuant to this Plan is 1,000,000 plus, effective as of January 1, 1997 and each year thereafter, the excess, if any, of (i) five percent of the total number of shares of Common Stock issued and outstanding as of December 31 of the preceding year or then reserved for issuance upon the exercise or conversion of outstanding options, warrants or convertible securities, over (ii) the number of shares then remaining reserved and available for grant under the 1995 Plan, subject to certain adjustments, provided, however, that in no event shall more than 2,000,000 shares of Common Stock be issued pursuant to incentive stock options under the 1995 Plan.

  At September 30, 1996, the Company had 838,650 options available for future grants under the 1995 Stock Option Plan and the 1995 Director Option Plan.

                               CYTYC CORPORATION

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  The following schedule summarizes the activity under the Company's stock option plans for the three years ended December 31, 1995 and for the three months ended September 30, 1996:

                                           NUMBER
                                          OF SHARES    OPTION PRICE
                                          ---------  ----------------
         Outstanding, December 31, 1992.    234,847  $0.50  -- $ 0.85
           Granted..................        226,400   0.85  --   1.25
           Exercised................        (14,940)  0.50  --   0.85
           Canceled.................        (23,060)  0.50  --   0.85
                                          ---------  ----------------
         Outstanding, December 31,
          1993......................        423,247   0.50  --   1.25
           Granted..................        628,000   0.625 --   1.25
           Exercised................        (51,900)  0.50  --   0.85
           Canceled.................       (278,900)  0.50  --   1.25
                                          ---------  ----------------
         Outstanding, December 31,
          1994......................        720,447   0.50  --   1.25
           Granted..................        876,877   0.625 --  10.00
           Exercised................         (1,400)  0.50  --   1.25
           Canceled.................        (22,800)  0.50  --   1.25
                                          ---------  ----------------
         Outstanding, December 31,
          1995......................      1,573,124   0.50  --  10.00
           Granted..................        476,900  10.00  --  33.50
           Exercised................       (266,100)  0.50  --   2.50
           Canceled.................        (33,850)  0.63  --  32.00
                                          ---------  ----------------
         Outstanding, September 30,
          1996......................      1,750,074  $0.50  -- $33.50
                                          ---------  ----------------
         Exercisable................        237,354  $0.50  -- $16.00
                                          =========  ================

 (d) 1995 Employee Stock Purchase Plan

  During 1995, the Board of Directors and stockholders approved, effective upon the closing of the initial public offering of the Company's Common Stock described in Note (11), the 1995 Employee Stock Purchase Plan pursuant to which 140,000 shares of Common Stock were authorized for future issuance.

 (e) Warrant

  In June 1994, the Company issued to a stockholder a warrant to purchase shares of Common Stock at an exercise price equal to the fair market value of Common Stock at the time of vesting but not less than $5.00 per share. The warrant expires ten years from the date of issuance. Vesting of the warrant was contingent upon achievement of certain performance objectives in connection with a purchasing agreement between the Company and the stockholder, which was cancelled July 22, 1996. At September 30, 1996, such warrant was exercisable to purchase 2,000 shares of Common Stock at an exercise price of $10.00 per share.

(11) INITIAL PUBLIC OFFERING

  On March 8, 1996 the Company sold through an underwritten initial public offering, 3,000,000 shares of its Common Stock at $16.00 per share. Upon the closing of the Company's initial public offering, all outstanding shares of the Convertible Preferred Stock were converted into 9,778,326 shares of Common Stock. On April 4, 1996, the Underwriters of the Company's initial public offering exercised their over-allotment option in full to purchase an additional 450,000 shares of the Company's Common Stock at $16 per share.

(12) COMMITMENTS AND CONTINGENCIES

  The Company rents a manufacturing and administrative facility under an operating lease expiring in April 2003.

                               CYTYC CORPORATION

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  At September 30, 1996, future minimum annual lease payments under this lease is as follows:

                                                      AMOUNT
                                                  --------------
                                                  (in thousands)
         1996....................................    $   139
         1997....................................        572
         1998....................................        572
         1999....................................        580
         2000....................................        585
         Thereafter..............................      1,336
                                                     -------
                                                     $ 3,784
                                                     =======

  Rent expense under operating leases totaled approximately $183,000, $266,000, $270,000 and $420,000 in 1993, 1994, 1995 and the nine months ended
September 30, 1996, respectively.

  At September 30, 1996, the Company has commitments for the purchase of capital equipment costing approximately $780,000.

  In addition, the Company is the exclusive licensee of certain patented technology used in the ThinPrep System. In consideration for this license, the Company has agreed to pay a royalty equal to 1% of net sales of the ThinPrep Processor, filter cylinder disposable products which are used with the ThinPrep System, and improvements made by the Company relating to such items. There are no minimum royalty payments in connection with this license.

(13) EMPLOYEE BENEFIT PLAN

  The Company maintains an employee benefit plan under Section 401(k) of the Internal Revenue Code. The Plan allows for employees to defer a portion of their salary up to the maximum allowed under IRS rules. While the Company has the discretion to make contributions to this Plan, no such contributions have been made to date.

                                THINPREP 2000
                           SAMPLE PREPARATION SYSTEM


[PICTURES OF THE THINPREP 2000 PROCESSOR, A TRAY OF TRANS CYT /(R)/ FILTERS, AND THINPREP DISPOSABLE REAGENTS, FILTERS AND SUPPLIES APPEARS HERE]

                 In addition to the ThinPrep 2000 Processor,
                     the ThinPrep System includes related
                         disposable reagents, filters
                              and other supplies.

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